UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FORUM ENERGY TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2018

PROXY STATEMENT AND NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

April 2, 2018

Dear Fellow Stockholders:

On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc. (the “Company” or “Forum”), which will be held at 8:00 a.m., Central Daylight Time, on May 15, 2018, at our offices located at 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

The year in review

U.S. onshore drilling and completion activity increased markedly during 2017, as oil prices continued to modestly recover from the collapse that occurred from mid-2014 until mid-2016. The improvement in oil prices, however, has not yet been sufficient to significantly impact offshore or international activity. As a result, Forum’s business segments oriented to the U.S. onshore market, including Completions and Production & Infrastructure, improved substantially in 2017 compared to 2016. These business segments are positioned well for further improvement in 2018. Highlighted below are some of Forum’s most noteworthy successes achieved during 2017. I encourage you to review the entire proxy statement for a more comprehensive look at our achievements.

Continued to deliver growth, strong balance sheet and long-term shareholder return

During 2017, we continued to execute our acquisition strategy, successfully completing the acquisition of Multilift Wellbore Technology Limited, Multilift Welltec, LLC, our joint venture partner’s and management’s interests in Global Tubing, LLC, Innovative Valve Components and substantially all of the assets of Cooper Valves, LLC, and entering into a new joint venture with Ashtead Technology through the contribution of our subsea rentals business. In addition, we amended our bank credit facility, increasing lender commitments from $140 million to $300 million. Forum has come through the worst industry downturn in thirty years in excellent shape, and we are well positioned for the future.

Alignment of compensation and performance

Our compensation program continues to appropriately reward employees for producing sustainable growth consistent with our long-term goals. We believe strongly in the link between pay and long-term performance, and align our executive compensation program with long-term shareholder interests. In 2017, approximately 85% of total executive compensation was at-risk and tied to the Company’s performance.

Executive succession planning

Effective May 16, 2017, I retired from the chief executive officer position and Mr. Prady Iyyanki became President and Chief Executive Officer, and a member of our board of directors. In addition, on December 31, 2017, I transitioned from Executive Chairman to non-executive Chairman of the Board. Recently, as another step toward executing our succession plan, Mr. Pablo G. Mercado was appointed as Senior Vice President and Chief Financial Officer to allow Mr. James W. Harris, our former Chief Financial Officer, to transition to serve on a full-time basis as Executive Vice President – Drilling and Subsea. Mr. Mercado has held various leadership roles in our finance organization and has been an integral part of Forum’s development, including assisting with our initial public offering and managing the completion of over twelve merger and acquisition transactions during his tenure at Forum. I have the highest level of confidence in his ability to create shareholder value and help drive profitable growth.

Looking forward

It has been our strategy to be an early-cycle, activity-driven and scalable company with a strong balance sheet and low capital intensity. We believe the Company is positioned to take advantage of the improved market conditions over the prior year. I am proud of all that we have achieved during what was a very long market downturn, our culture, and the hard work and dedication of our employees. Thank you for your continued support and interest in Forum Energy Technologies.

Sincerely,

C. Christopher Gaut

Chairman of the Board

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2018

The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 15, 2018, at our offices located at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, for the following purposes:

	Description:	Board Recommendation:
Proposal 1	To elect the four persons named in this proxy statement to serve as directors for terms of three years.	FOR ALL
Proposal 2	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
Proposal 3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	FOR

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

Forum’s board of directors has established March 19, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

We are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and protecting the environment. On or about the date hereof, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2018 proxy statement and our annual report on Form 10-K for the year ended December 31, 2017. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders, whether or not they expect to be present at the meeting, are urged to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors,

John C. Ivascu
Secretary

April 2, 2018

920 Memorial City Way, Suite 1000

Houston, Texas 77024

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

Table of Contents

Page
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES	1
COST AND METHOD OF PROXY SOLICITATION	2
PROPOSAL 1: ELECTION OF DIRECTORS	3
OUR DIRECTORS	3
SECURITY OWNERSHIP	8
DIRECTOR COMPENSATION	10
CORPORATE GOVERNANCE	12
CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS	17
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	19
COMPENSATION DISCUSSION AND ANALYSIS	20
COMPENSATION COMMITTEE REPORT	40
EXECUTIVE COMPENSATION	41
EQUITY COMPENSATION PLAN INFORMATION	50
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
AUDIT COMMITTEE REPORT	52
ADDITIONAL INFORMATION	53

FORUM ENERGY TECHNOLOGIES, INC.

920 Memorial City Way, Suite 1000

Houston, Texas 77024

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. (“Forum” or the “Company”) to be held on May 15, 2018, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet, or to request a printed copy, may be found on the Notice.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 19, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 108,782,551 shares of common stock were outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.

The four nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes “withheld” than votes “for” such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. The New York Stock Exchange, however, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under New York Stock Exchange Rules (“NYSE”) rules, brokers holding shares in “street name” for their beneficial holder clients will have discretion to vote only on the ratification of the appointment of our independent registered public accounting firm. Brokers cannot vote on the other matters to be considered at the meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the four nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter, abstentions will have the same effect as votes against these proposals. Broker non-votes, on the other hand, will not affect the outcome of the voting with respect to such proposals.

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:

Proposal 1: “FOR ALL”;

Proposal 2: “FOR”; and

Proposal 3: “FOR”.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

PROPOSAL 1: ELECTION OF DIRECTORS

The board of directors comprises ten members. The ten members are divided into three classes with two members in Class I and four members in each of Classes II and III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the four Class III directors will expire at the 2018 annual meeting. The terms of the Class I directors expire at the annual meeting of stockholders to be held in 2019 and the terms of the Class II directors expire at the annual meeting of stockholders to be held in 2020. In March 2018, Mr. Franklin Myers retired as a director, and our board of directors resolved to decrease its size from eleven to ten directors, effective upon Mr. Myers’s retirement. Our board of directors believes that the current number of directors is appropriate for the Company’s current revenue level and profitability.

Nominees for Election

The board of directors, upon the recommendation of the Governance Committee, has nominated for submission to the stockholders Messrs. McShane, O’Toole, Raspino and Schmitz as Class III directors for a term of three years, each to serve until the annual meeting of stockholders in 2021 or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee. Our board of directors has determined that Messrs. McShane, O’Toole, Raspino and Schmitz are “independent” as that term is defined by the applicable NYSE listing standards.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the four nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR ALL” of the aforementioned four director nominees.

OUR DIRECTORS

Set forth below are the names of, and certain information as of March 19, 2018 with respect to, the four nominees for election as Class III directors and the other members of the board of directors.

Nominees – Class III Directors

Michael McShane – Age: 63, Positions: Lead Independent Director; Compensation Committee, Member

Mr. McShane was appointed as a director of Forum in September 2010 and currently serves as a member of the Compensation Committee and Lead Independent Director of the board of directors. Mr. McShane also currently serves as an Operating Partner to Advent International, an international private equity fund. Mr. McShane was a director of Spectra Energy Corp, a natural gas infrastructure company, from April 2008 until February 2017, and has served as a director of Enbridge, Inc., an energy infrastructure company, since the completion of Enbridge’s acquisition of Spectra Energy Corp in February 2017. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012, and has served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, since the completion of Superior Energy Services' acquisition of Complete Production Services in February 2012. Mr. McShane has also been a director of Oasis Petroleum Inc., an exploration and production company, since May 2010. Previously, Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

The board of directors is nominating Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield services industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. In addition, Mr. McShane’s service on the board of directors of other listed companies informs his ability to act as Lead Independent Director. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

 Terence M. O’Toole – Age: 59, Positions: Compensation Committee, Member

Mr. O’Toole was appointed as a director of Forum in April 2012 and currently serves as a member of the Compensation Committee. Mr. O’Toole is the founder of Macanta Investments LLC and co-founder of Fremont Macanta LLC, both private investment entities. He is a Vice President of Tinicum Incorporated, the management company of each of Tinicum L.P., Tinicum Capital Partners II, L.P., and Tinicum Capital Partners II Add-On, L.P. (and each of their affiliated partnerships), together all such partnerships referred to herein are the “Tinicum Partnerships”. Prior to joining the Tinicum Partnerships in January 2006, Mr. O’Toole spent twenty-one years at Goldman, Sachs & Co., where he was a partner, a member of the investment committee and the partnership committee, and the chief operating officer of the principal investment area. Mr. O’Toole is currently a member of the board of directors of various privately held companies in which Tinicum has an investment, including Skyway Towers Holdings II LLC, a developer, owner and operator of wireless communications towers in the United States; F&W Media, Inc., a content and e-commerce company to enthusiast communities; Pontos Aqua Holdings, LLC, an aquaculture company; and Ashby Street Outdoor Holdings, LLC, an owner and operator of outdoor advertising structures.

The board of directors is nominating Mr. O’Toole because his experience in evaluating and completing numerous acquisitions, and his extensive knowledge of financial markets, make him well qualified to serve on our board of directors. In addition, Mr. O’Toole’s experience serving on the boards of directors of other companies provides him with exposure to a variety of governance practices and has proven valuable in board deliberations.

Louis A. Raspino – Age: 65, Positions: Compensation Committee, Chairperson

Mr. Raspino was elected as a director of Forum in January 2012 and currently serves as the Chairperson of the Compensation Committee. He currently serves as Director, Chairman and Audit Committee member of Gulfmark Offshore, Inc., and as Director and member of the Compensation and Audit Committees of American Bureau of Shipping, a private company. He served as Chairman of Clarion Offshore Partners LLC, a Blackstone affiliate, from October 2015 to October 2017. Mr. Raspino has been a private investor and consultant from June 2011 to present. Mr. Raspino was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer.

The board of directors is nominating Mr. Raspino because his significant experience as an executive officer of other energy companies, service as a member of other boards of directors, and operational, strategic and financial expertise in the oil and gas business make him well qualified to serve on our board of directors.

John Schmitz – Age: 57, Positions: Audit Committee, Member

Mr. Schmitz was appointed as a director of Forum in September 2010 and serves as a member of the Audit Committee. Mr. Schmitz currently serves as the Executive Chairman of Select Energy Services, Inc., an oil and gas services company, a position he has held since November 2017. Prior to this, Mr. Schmitz served as Chairman and Chief Executive Officer of Select Energy Services, beginning in 2007. In addition to his Board service at Forum and Select Energy Services, Inc., Mr. Schmitz serves on the boards of Silver Creek Oil & Gas, LLC (the surviving entity of the merger of Alta Natural Resources, LLC and HEP Oil Company, Ltd.), CP Energy Holdings, LLC, and Synergy Energy Holdings, LLC, among others. Prior to his current involvement at Select Energy Services, Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, Inc., a provider of specialized services and products focused on helping oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Mr. Schmitz is also the President of Sunray Capital GP, LLC, a Texas limited liability company, the general partner of Sunray Capital, LP, and President of Schmitz & Schmitz Properties, Inc., a Texas limited partnership, the general partner of B-29 Investments, LP.

The board of directors is nominating Mr. Schmitz because his keen insight into emerging trends in North American shale plays and the types of equipment needed to service producers’ requirements makes him well qualified to serve on our board of directors. He also has knowledge of other manufacturers’ capabilities and their reputations for quality and deliverability, providing a valuable perspective on our evaluation of potential acquisitions.

Class I and Class II Members

C. Christopher Gaut – Age: 61, Positions: Chairman of the Board

Mr. Gaut has served as Forum’s Chairman of the Board since December 2017. Prior to that, from May 2017 to December 2017, he served as Executive Chairman of the Board, and as Chief Executive Officer from May 2016 to May 2017. From August 2010 to May 2016, he served as President, Chief Executive Officer and Chairman of the Board, and as one of our directors since December 2006. He served as a consultant to L.E. Simmons & Associates, Incorporated (“LESA”), the ultimate general partner of SCF-V, L.P., SCF-VI, L.P., SCF 2012B, L.P. and SCF-VII, L.P. (collectively, “SCF”), our largest stockholder, from November 2009 to August 2010, and currently serves as an industry advisor to LESA. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton in 2003, Mr. Gaut was Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco's Chief Financial Officer from 1988 until 2003. Mr. Gaut is currently a member of the board of directors of Ensco plc, the successor to Ensco International; Key Energy Services Inc., a well services provider; and EOG Resources, Inc., an independent crude oil and natural gas company.

Mr. Gaut’s experience as our chief executive officer; previous executive leadership roles with energy companies; operational and financial expertise in the oil and gas business; knowledge of the demands and expectations of our customers; and service as a board member of other public companies make him well qualified to serve on our board of directors.

Evelyn M. Angelle – Age: 50, Positions: Audit Committee, Chairperson

Ms. Angelle was appointed as a director of Forum in February 2011 and currently serves as the Chairperson of the Audit Committee. Ms. Angelle served as Executive Vice President and Chief Financial Officer of BJ Services Company LLC, a provider of North American land pressure pumping services, from January 2017 to November 2017. From November 2017 to the present, and from January 2015 to December 2016, Ms. Angelle has served as a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President — Supply Chain for Halliburton Company, responsible for global procurement, materials, logistics and manufacturing. From April 2003 through December 2013, Ms. Angelle served in various finance and accounting roles for Halliburton, including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations. Before joining Halliburton in April 2003, Ms. Angelle worked for 15 years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant. Ms. Angelle serves on various charitable organizations, including on the board of directors and on the executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA.

As a result of her significant professional experience and her particular knowledge in financial, internal controls and public company disclosure compliance, she is considered an audit committee financial expert. In addition, she brings to the board of directors added judgment about supply chain, investor relations and the financial management of large oilfield corporations.

David C. Baldwin – Age: 55, Positions: Governance Committee, Member

Mr. Baldwin was appointed as a director of Forum in May 2005 and currently serves as a member of the Governance Committee. Mr. Baldwin is Co-President of LESA, and has been an officer of that company since 1991. Prior to joining LESA, Mr. Baldwin was a drilling and production engineer with Union Pacific Resources Group Inc., an independent natural gas and oil exploration and production company. Mr. Baldwin serves as a director of Select Energy Solutions, Inc., a public energy services company; Nine Energy Service, Inc., a public energy services company; Oil Patch, Inc., a private energy services company; and BCCK, Inc., a private energy services company; and served as a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services.

Mr. Baldwin assists the board of directors through his extensive experience in identifying strategic growth trends in the energy industry and evaluating potential transactions. Further, his service as Co-President of the general partner of our largest stockholder provides a valuable perspective into its insights and interests.

John A. Carrig– Age: 66, Positions: Governance Committee, Chairperson; Audit Committee, Member

Mr. Carrig was appointed as a director of Forum in July 2011 and currently serves as the Chairperson of the Governance Committee, and as a member of the Audit Committee. He retired from ConocoPhillips on March 1, 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips’ management committee as Senior Vice President and Treasurer. From 1996 to 2000, he was Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994. He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig serves on the board of directors of Skanska AB, a construction and development company, and WPX Energy, Inc., an oil, natural gas and natural gas liquids producer.

The board of directors selected Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services. As a result of his significant professional experience and particular knowledge in finance, accounting, treasury and tax, he is considered an audit committee financial expert.

Prady Iyyanki– Age: 47, Positions: President and Chief Executive Officer

Mr. Iyyanki has served as President and Chief Executive Officer, and as a member of our board of directors, since May 2017. From May 2016 to May 2017, Mr. Iyyanki served as President and Chief Operating Officer, and from January 2014 to May 2016, he served as Executive Vice President and Chief Operating Officer. Mr. Iyyanki was a private investor from March 2013 through December 2013. From April 2011 to March 2013, Mr. Iyyanki served as Vice President of GE Oil and Gas, a manufacturer of capital equipment and service provider for the oil and gas industry, and from April 2011 to December 2012, he served as President and Chief Executive Officer of the GE Oil and Gas Turbo Machinery business. From June 2006 to April 2011, Mr. Iyyanki served as President and Chief Executive Officer of the GE Power and Water Gas Engines business.

Mr. Iyyanki’s experience as our Chief Executive Officer, strategic operations and manufacturing expertise, long service as an executive in various roles with a Fortune 50 manufacturing company and global operations insight make him well qualified to serve on our board of directors.

Andrew L. Waite – Age: 57, Positions: Governance Committee, Member

 Mr. Waite was appointed as a director in August 2010 and currently serves as a member of the Governance Committee. Mr. Waite is Co-President of LESA, and has been an officer of that company since 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of Atlantic Navigation Holdings, an operator of offshore vessels. He has also served on the board of directors of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from 2000 to 2006, and Oil States International, Inc., a leading manufacturer of equipment for deepwater production facilities and subsea pipelines and a leading service provider to the oil and gas industry, from 1995 to 2006.

Mr. Waite’s extensive experience in identifying strategic growth trends in the energy industry and evaluating potential transactions makes him well qualified to serve on our board of directors. Further, his service as Co-President of the general partner of our largest stockholder provides a valuable perspective into its insights and interests.

SECURITY OWNERSHIP

The following table sets forth information as of March 19, 2018 with respect to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address	Number of Shares Beneficially Owned (1)	Percent of Class
Stockholders owning 5% or more:
SCF-V, L.P. and Related Entities 600 Travis Street, Suite 6600 Houston, TX 77002 (2)	20,532,800	18.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (3)	6,530,184	6.0%
Q-GT (V) Investment Partners, LLC 1401 McKinney Street, Suite 2700 Houston, TX 77010 (4)	5,787,933	5.3%

Directors and Nominees:
C. Christopher Gaut (5)	4,306,019	3.9
Prady Iyyanki	441,360	*
Evelyn M. Angelle (6)	102,287	*
David C. Baldwin (2)(7)	20,585,940	18.9
John A. Carrig (8)	96,415	*
Michael McShane	114,131	*
Terence M. O’Toole (9)	2,719,806	2.5
Louis A. Raspino	111,412	*
John Schmitz (10)	2,202,541	2.0
Andrew L. Waite (2)(11)	20,573,440	18.9
Other Named Executive Officers:
Pablo G. Mercado	177,657	*
James W. Harris	734,002	*
James L. McCulloch	625,518	*
Michael D. Danford	230,568	*
All current executive officers and directors as a group (15 persons)	32,669,252	30.0

*	Less than 1% of issued and outstanding shares of common stock.

(1)	The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 19, 2018 by exercise of stock options or vesting of restricted stock units is as follows: Mr. Gaut —2,758,630; Mr. Iyyanki — 184,088; Ms. Angelle — 12,617; Mr. Carrig — 6,549; Mr. McShane — 28,786; Mr. Raspino — 6,179; Mr. Mercado – 121,712; Mr. Harris — 410,570; Mr. McCulloch — 276,110; Mr. Danford — 165,943; and all current executive officers and directors as a group — 4,129,914.

(2)	SCF-V, L.P. is the direct owner of 6,918,619 shares, SCF 2012A, L.P. is the direct owner of 1,941,403 shares, SCF-VI, L.P. is the direct owner of 4,046,515 shares, SCF 2012B, L.P. is the direct owner of 1,113,543 shares and SCF-VII, L.P. is the direct owner of 6,512,720 shares. L.E. Simmons is the sole member and Chairman of the board of directors of LESA, which is the ultimate general partner of SCF. L.E. Simmons may be deemed to beneficially own the common stock beneficially owned or deemed to be beneficially owned by SCF and may be deemed to have voting and investment control over the securities. Mr. Simmons disclaims beneficial ownership of such shares.

(3)	The number of shares reported is as of December 31, 2017 and is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 9, 2018 by the Vanguard Group, Inc. The Schedule 13G/A reports sole voting power for 86,649 shares of common stock, shared voting power for 9,495 shares of common stock, sole dispositive power for 6,439,740 shares of common stock and shared dispositive power for 90,444 shares of common stock.

(4)	The number of shares reported is as of December 31, 2017 and is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 12, 2018 by Q-GT (V) Investment Partners, LLC. The Schedule 13G/A reports sole voting power for 5,787,933 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 5,787,933 shares of common stock and no shared dispositive power for shares of common stock.

(5)	Includes 561,256 shares held in trusts, half of which are held for the benefit of Mr. Gaut and half of which are held for the benefit of his spouse. Mr. Gaut is the trustee of the trusts that are for his benefit, and his spouse is the trustee of the trusts that are for her benefit. Mr. Gaut disclaims beneficial ownership of all shares held in trust for his spouse.

(6)	Includes 18,000 shares of common stock beneficially owned by Ms. Angelle’s spouse.

(7)	Mr. Baldwin is the direct owner of 53,140 shares of common stock that were issued to him in connection with his service on our board of directors. 12,500 of such shares are subject to a one year vesting period measured from February 16, 2018, the date of grant. Mr. Baldwin serves as Co-President of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by SCF. Mr. Baldwin disclaims beneficial ownership of such shares.

(8)	Includes 18,000 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.

(9)	Includes 53,140 shares of common stock that were issued to Mr. O’Toole in connection with his service on our board of directors. 12,500 of such shares are subject to a one year vesting period measured from February 16, 2018, the date of grant. In addition, Tinicum FET, LLC (“Tinicum FET”) directly owns 2,666,666 shares of common stock. The manager of Tinicum FET is Tinicum Lantern III L.L.C. (“Tinicum Lantern III”). Mr. O’Toole is a co-managing member of Tinicum Lantern III. As such, Mr. O’Toole may be deemed to have voting and investment power over Tinicum FET’s portfolio. Mr. O’Toole disclaims beneficial ownership of the shares held by Tinicum FET.

(10)	Mr. Schmitz is the direct owner of 71,194 shares of common stock that were issued to him in connection with his service on our board of directors. 12,500 of such shares are subject to a one year vesting period measured from February 16, 2018, the date of grant. The remaining 2,131,347 shares of common stock are owned directly by B-29 Family Holdings, LLC, a Texas limited liability company (“B-29 Holdings”). Mr. Schmitz maintains a 90.69% membership interest in B-29 Holdings, which includes a 0.50% interest in B-29 Holdings directly held by each of Mr. Schmitz and Mr. Schmitz’s wife, and an 89.69% interest in B-29 Holdings indirectly held by Mr. Schmitz, but over which he maintains voting power. As such, Mr. Schmitz may be deemed to have voting and investment power over the shares of common stock owned by B-29 Holdings. Mr. Schmitz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)	Mr. Waite serves as Co-President of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by SCF. Mr. Waite disclaims beneficial ownership of such shares.

DIRECTOR COMPENSATION

♦ No increases in director compensation in 2015, 2016 or 2017. Market based increase for the director incentive award in 2018.

♦ Each director continues to retain all equity awards since joining the board of directors.

Generally

Our non-executive director compensation program consists of an annual cash retainer and a value-based equity grant for all non-executive directors. We believe the cash retainer and annual equity awards provide us with an essential and valuable tool to ensure that the board of directors can recruit talented members and ensure that such directors’ interests are aligned with our stockholders. The Compensation Committee periodically commissions Pearl Meyer & Partners (“Pearl Meyer”), its independent compensation consultant, to conduct a market-based director compensation study. In December 2014 and December 2015, the study prepared by Pearl Meyer indicated that total compensation for our directors was positioned below the compensation peer group median. It was Pearl Meyer’s recommendation in December 2014 that the value-based equity grant be increased for each director to bring total compensation into alignment with the median. The Compensation Committee determined, however, not to increase non-executive director compensation in light of market conditions. In December 2017, the study prepared by Pearl Meyer once again indicated that total compensation for our directors was positioned below the compensation peer group median. Following Pearl Meyer’s recommendation and taking into account significantly improved market conditions over the course of 2017, in December 2017, the board of directors determined that future annual non-executive director incentive awards would be equal to $150,000, a $25,000 increase from the prior level, to create better alignment with the Company’s peers.

Directors’ fees

In 2017, all non-executive officer directors received an annual cash retainer of $70,000. Messrs. C. Christopher Gaut and Prady Iyyanki did not receive an annual cash retainer or any other form of compensation for their service on the board of directors in 2017. The Chairperson of the Audit Committee received an additional annual cash retainer of $20,000, and the other members of that committee received an additional annual cash retainer of $10,000, in each case prorated as applicable for each member’s period of service. The Chairperson of the Compensation Committee received an additional annual cash retainer of $15,000, and the other members of that committee received an additional annual cash retainer of $7,500, in each case prorated as applicable for each member’s period of service. The Chairperson of the Governance Committee received an additional annual cash retainer of $10,000, and the other members of that committee received an additional annual cash retainer of $5,000, in each case prorated as applicable for each member’s period of service. The Lead Independent Director received an additional annual cash retainer of $20,000, pro rated for his period of service. Beginning in 2018, the Chairman of the Board receives a $120,000 annual cash retainer in addition to the $70,000 retainer described above. We have not paid meeting fees to our directors.

Director equity-based compensation

Each non-executive director receives equity-based compensation in the form of restricted stock or restricted stock units. The form of award to a director is at the election of that director. Awards of restricted stock and restricted stock units for 2017 are more fully described in the table below. The annual award made in February 2017 totaled an amount equal to $125,000 (rounded up to the nearest whole share), calculated based on the stock price at the close of trading on the grant date. The 2017 annual awards vested twelve months from the date of grant. A director may elect to defer settlement of restricted stock units, in which case such settlement will occur upon his or her termination from service or, if earlier, up to 10 years following the date of grant. In February 2018, our independent, non-employee members of the board of directors authorized an annual award of $150,000 (rounded up to the nearest whole share) for non-executive directors calculated in the same manner and on the same terms as described above.

The following table provides information on Forum’s compensation for non-executive directors in 2017:

Non-Executive Director Compensation for the year ended December 31, 2017
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Evelyn M. Angelle	85,000	125,002	210,002
David C. Baldwin	72,500	125,002	197,502
John A. Carrig	78,750	125,002	203,752
Michael McShane	91,250	125,002	216,252
Franklin Myers (3)	95,000	125,002	220,002
Terence M. O’Toole	77,500	125,002	202,502
John Schmitz	80,000	125,002	205,002
Louis A. Raspino	81,250	125,002	206,252
Andrew L. Waite	72,500	125,002	197,502

(1)	Under the Deferred Compensation Plan, directors may elect to defer the annual cash retainer earned for their service as a member of the board of directors. Ms. Angelle elected to defer receipt of her annual cash retainer until the earlier of 10 years from the year such amount was earned or her separation from service as a director. Mr. Carrig elected to defer receipt of fees over a five-year period beginning in the year of his separation from service as a director. Mr. Myers elected to defer receipt of fees until his separation from service as a director. Messrs. Gaut and Iyyanki were not eligible to receive retainer or committee fees given their positions as executive officers during 2017.
(2)	The amounts in the “Stock Awards” column represent the grant-date fair value in 2017 as determined in accordance with the FASB Accounting Standards Topic 718. On February 17, 2017, Ms. Angelle and Messrs. Carrig and Waite received grants of restricted stock units, and Messrs. Baldwin, McShane, O’Toole, Raspino and Schmitz received grants of restricted stock, each at the grant date price of $20.10. For additional information, see Note 14 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2017.
(3)	In March 2018, Mr. Franklin Myers retired as a member of our board of directors.

As of December 31, 2017, the total number of shares of common stock subject to outstanding stock option awards, and restricted stock or restricted stock unit awards held by each non-executive director is as follows:

Name	Option Awards	Restricted Stock Units/Restricted Stock (1)
Evelyn M. Angelle	12,617	39,158
David C. Baldwin	—	6,219
John A. Carrig	6,549	39,158
Michael McShane	28,786	6,219
Franklin Myers (2)	—	6,219
Terence M. O’Toole	—	26,224
John Schmitz	—	6,219
Louis A. Raspino	6,179	6,219
Andrew L. Waite	—	34,665

(1)	In 2017, Ms. Angelle and Messrs. Carrig, O’Toole and Waite held vested grants of restricted stock units totaling 32,939, 32,939, 20,005, and 28,446, respectively. Ms. Angelle elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Messrs. O’Toole and Waite have each elected to defer settlement of such restricted stock units until the date of his separation from service as a member of our board of directors. Mr. Carrig, with respect to 20,005 restricted stock units, elected to defer settlement until the earlier of 10 years from the date of grant or his separation from service as a director, and, with respect to 19,153 restricted stock units, elected to defer settlement until the date of his separation from service as a member of our board of directors.
(2)	In March 2018, Mr. Franklin Myers retired as a member of our board of directors.

Director deferred compensation

Non-executive directors are eligible to participate in our deferred compensation plan. The plan provides that a director may defer all or any portion of his or her annual incentive award and cash retainer paid for services as a director. All deferred cash amounts are credited with earnings through the date paid based on one or more benchmark rates selected by the Compensation Committee with a minimum return rate equal to the prime rate as published in the Wall Street Journal plus one percentage point. The interest rate on deferred compensation for 2017 was 7.5% per annum. Upon a “change of control” within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested. The definition of a change of control event is the same as the definition under the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the “2016 Plan”).

CORPORATE GOVERNANCE

Board of Directors. The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee, Compensation Committee and Governance Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees of the board of directors from time to time. During 2017, the board of directors held six meetings. Each director attended at least 75% of the total number of meetings of the board of directors and committees of the board of directors on which he or she served. Directors are expected to attend all meetings of the board of directors and meetings of committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. All of our directors attended the annual meeting of stockholders in 2017. The board of directors has established a culture that results in the arrival of decisions through meaningful and fulsome discussion, where all views are considered and readily challenged. The directors hold management to the highest standards and challenge them to ensure the maximization of shareholder value.

The chart below explains the purpose of each level of hierarchy in our board of director’s leadership structure. More detail with regard to the composition, meetings and activities of each of the committees can be found below under “—Board Committees”.

Chairman of the Board
Purpose: Lead our board of directors and set the tone for our culture, including ensuring effectiveness and responsiveness to Forum's shareholders. Oversee the scheduling and preparation of agendas for board of directors meetings and lead executive director sessions which take place at least quarterly.
Lead Independent Director
Purpose: Responsible for preparing an agenda for non-executive director sessions, serving as a liason between the board of directors, Chairman of the Board and the independent directors, and if requested by a major shareholder, ensuring that he is available for consultation and direct communications with such stockholder.
Board of Directors
Purpose: Promote the long-term success of Forum for its shareholders and to ensure proper oversight of management.
Board Committees
Audit Committee
Purpose: Oversee financial reporting, regulatory and internal and external audit oversight.
Compensation Committee
Purpose: Establish compensation policies and practices that effectively attract, retain and motivate executive officers.
Goverance Committee
Purpose: Oversee corporate goverance structure and practices, assess the composition of our board of directors and ensure legal and regulatory compliance.

Code of Conduct. Our board of directors has adopted a Code of Conduct, which describes the responsibility of our employees, officers, directors and agents to:

•	protect our assets and customer assets;

•	foster a safe and healthy work environment;

•	deal fairly with customers and other third parties;

•	conduct international business properly;

•	report misconduct; and

•	protect employees from harassment and retaliation.

Employees, officers and directors are required to annually certify that they have read, understand and will comply with the Code of Conduct. The Code of Conduct is available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

Stock Ownership Requirements. To further align the interests of the directors with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires our non-executive directors to own shares equal to five times the annual base cash retainer in effect as of January 1 of each year. Each of our current directors meets the requirements set forth in the policy. All directors are expected to reach the requisite level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company). Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. In addition, as described more fully in the Compensation Discussion & Analysis section under “Other practices, policies and guidelines,” our named executive officers are required to own specified amounts of our stock, set at a multiple of each such officer’s base annual salary. Each of our named executive officers satisfies the stock ownership requirements set forth in the policy. Given the very significant amount of shares required to be held, we believe the policy is effective in aligning the interests of our directors and executive officers with those of our stockholders without imposing a minimum holding period or other requirement after vesting.

Corporate Governance Guidelines. The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines that it believes are consistent with our values, and that assist the board of directors in effectively exercising its responsibilities. The guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as determining director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and revises, as appropriate, the guidelines to ensure they reflect the board of director’s corporate governance objectives and commitments. The guidelines are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

♦ Our board of directors includes eight independent directors.
♦ Two directors have been designated as audit committee financial experts, and all of our directors are financially literate.
♦ We have five directors who have or are serving as a Chief Executive Officer and five directors who have served as a Chief Financial Officer of an energy company.

Director Independence. Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Compensation Committee must qualify as “independent directors” in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all the members of the Audit Committee satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all relevant facts and circumstances in making independence determinations.

Our board of directors has determined that eight of our current directors (Ms. Angelle and Messrs. Baldwin, Carrig, McShane, O’Toole, Raspino, Schmitz and Waite) qualify as “independent directors” in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Compensation Committee qualifies as “independent” under the Exchange Act and applicable SEC rules. Mr. Gaut does not qualify as independent given his service as an executive officer of the Company until December 31, 2017. In addition, Mr. Iyyanki does not qualify as independent given his current service as an executive officer of the Company.

In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, the additional standards established for members of audit committees and the SEC standards for compensation committee members.

In connection with its determination as to the independence of Messrs. Baldwin and Waite, our board of directors considered the relationships between Forum and SCF and its affiliates, our largest stockholder. In addition, in connection with its determination as to the independence of Mr. Schmitz, our board of directors considered the relationships between us and companies affiliated with Mr. Schmitz. For a description of the agreements and transactions between us and each of SCF and its affiliates, and Mr. Schmitz’s affiliates, please see “Conflicts of Interest and Related Person Transactions.” Our board of directors believes that these transactions and relationships do not adversely affect Messrs. Baldwin’s, Schmitz’s or Waite’s ability or willingness to act in the best interests of Forum and its stockholders or otherwise compromise each such director’s independence. None of our directors serves as a director, executive officer or employee of a non-profit organization to which we made payments or contributions in excess of $25,000 over the last three fiscal years.

Separation of Chairman and CEO Roles. Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separate. Effective May 16, 2017, the roles of Chairman of the Board and Chief Executive Officer were separated. In connection with the separation of the two offices, the board of directors elected to continue to utilize the services of a Lead Independent Director. Mr. McShane has served as our Lead Independent Director since May 2017. Prior to Mr. McShane’s appointment, Mr. Franklin Myers served as our Lead Independent Director.

Executive Sessions. The non-management directors meet regularly in executive session without management participation after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. As Lead Independent Director, Mr. McShane presides over these meetings of the independent directors. Our Corporate Governance Guidelines provide that, if the Lead Independent Director ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be. In 2017, our board of directors held an executive session at each of its quarterly meetings.

Board’s Role in Risk Oversight. Our board of directors is actively involved in oversight of risks that could affect us and in ensuring that regular assessments of risk are a priority. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for general oversight of risks. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. Our board of directors satisfies its oversight responsibility through full reports from the Audit Committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. Management has implemented an enterprise risk management process that is reviewed on a periodic basis by the Governance Committee to ensure consistency of risk considerations in making business decisions. In addition, we have internal audit systems in place to review adherence to policies and procedures that are supported by a separate internal audit department reporting directly to the Audit Committee. The Compensation Committee also oversees risks related to our compensation programs, management retention and development. The Governance Committee oversees the composition and leadership structure of the board of directors and corporate governance risks. In addition, the Governance Committee is responsible for overseeing the Company’s cybersecurity program. As part of its oversight, the Governance Committee receives regular reports from management regarding cybersecurity policies, employee awareness and training programs, and strategies for combating cybersecurity threats.

Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Social and Environmental Commitment. Among the core values adopted by our entire organization is a commitment to ensuring that no one gets hurt. The safety of our employees and customers is our first priority, coupled with a healthy respect for the environment and our neighbors. Our board of directors, through the Governance Committee, oversees our health, safety and environmental (“HSE”) program. In addition to receiving regular reports regarding the Company’s overall safety performance and the actions being taken to achieve the highest level of safety for our employees and customers, the Governance Committee oversees the establishment of programs and policies regarding matters affecting the environment. We believe our HSE programs and policies are appropriate for our size, maturity as a publicly traded company and current market conditions. As we grow, we will continuously assess the size and adequacy of our HSE programs and policies.

Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified non-management director or the non-management directors as a group.

Organization of the Committees of the Board of Directors

General. In May 2017, the board of directors determined that it was in the Company’s best interests to dissolve the Nominating, Governance and Compensation Committee and form a separate Compensation Committee and Governance Committee. In addition, the Board realigned the responsibilities of the Audit Committee, Compensation Committee and Governance Committee, as described below.

Audit Committee. The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. John Carrig and John Schmitz. The board of directors has determined that Ms. Angelle and Mr. Carrig each is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee’s purposes are to assist the board of directors with overseeing:

•	The integrity of our financial statements;

•	The qualifications, independence and performance of our independent auditors; and

•	The effectiveness and performance of our internal audit function.

The Audit Committee held eight meetings during 2017. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.

Compensation Committee. The Compensation Committee currently consists of Louis A. Raspino (Chairperson), Michael McShane and Terence M. O’Toole. Each of Messrs. Raspino, McShane and O’Toole is a “non-employee director” as defined under Rule 16b-3 of the Exchange Act. The purposes of the Compensation Committee are, among others, to:

•	Review, evaluate and approve our agreements, plans, policies and programs to compensate our corporate officers and directors;

•	Review and discuss with our management the matters reported in the Compensation Discussion and Analysis included in this proxy statement and to determine whether to recommend to the board of directors that analysis be included in this proxy statement, in accordance with applicable rules and regulations; and

•	Perform such other functions as the board of directors may assign to the Compensation Committee from time to time.

Since its formation in May 2017, the Compensation Committee held two meetings. Prior to May 2017, the Nominating, Governance and Compensation Committee oversaw the above responsibilities and had two meetings in 2017. The board of directors has adopted a written charter for the Compensation Committee, which is available on our website at www.f-e-t.com as described above.

Governance Committee. The Governance Committee currently consists of John A. Carrig (Chairperson), David C. Baldwin and Andrew L. Waite. The purposes of the Governance Committee are, among others, to:

•	Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;

•	Oversee our compliance with legal and regulatory requirements;

•	Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;

•	Advise the board of directors about the appropriate composition of the board of directors and its committees; and

•	Perform such other functions as the board of directors may assign to the Governance Committee from time to time.

Since its formation in May 2017, the Governance Committee held one meeting. Prior to May 2017, the Nominating, Governance and Compensation Committee oversaw the above responsibilities and had two meetings in 2017. The board of directors has adopted a written charter for the Governance Committee, which is available on our website at www.f-e-t.com as described above.

Although the board of directors does not have a formal diversity policy, the Governance Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. This process has resulted in a board of directors that is comprised of highly qualified directors that reflect diversity as we define it.

Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and our stockholders, are also factors. The board of directors does not select director nominees based on race, color, gender, national origin, citizenship, marital status or religious affiliation.

The Governance Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the Governance Committee, the stockholder should submit the recommendation in writing to the Chairperson, Governance Committee, in care of the Secretary, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024. The recommendation should contain the following information:

•	The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	The principal occupation or employment of the nominee;

•	The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	Any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2017, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Compensation Committee (1) was an officer or employee of Forum during 2017, (2) was formerly an officer of the Company, or (3) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS

Procedures for approval of related person transactions

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our common stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the transaction is material to us.

SCF Registration Rights Agreement

Demand Registration Rights. Under the Registration Rights Agreement dated August 2, 2010 we entered into with SCF (the “Registration Rights Agreement”), SCF currently has the right to demand on four occasions that we register with the SEC all or any portion of SCF’s Registrable Securities (as such term is defined in the Registration Rights Agreement) so long as the Registrable Securities proposed to be sold on an individual registration statement have an aggregate gross offering price of at least $20 million (or at least $10 million if we are then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form) (a “Demand Registration”). Holders of SCF’s Registrable Securities may not require us to effect more than one Demand Registration in any six-month period. Any demand request by SCF with a reasonably anticipated aggregate offering price of $100 million may be for a “shelf” registration statement pursuant to Rule 415 under the U.S. Securities Act of 1933 (the “Securities Act”); provided that any such “shelf” registration statement demand request will count as two demand requests.

Piggyback Registration Rights. If we propose to file a registration statement under the Securities Act, relating to an offering of our common stock (other than a registration statement filed relating to securities offered in connection with benefit plans or acquisitions or any registration statement filed in connection with an exchange offer or offering solely to our stockholders), holders of Registrable Securities can request that we include in such registration, and any related underwriting, all or a portion of their Registrable Securities.

Holdback Agreements. Each holder of Registrable Securities is subject to certain lock-up provisions that restrict transfer during the period beginning 14 days prior to, and continuing for a period not to exceed 90 days from any underwritten public offering of our equity securities, except as part of such registration (subject to an extension of such lock-up period in certain circumstances).

Registration Procedures and Expenses. The Registration Rights Agreement contains customary procedures relating to underwritten offerings and the filing of registration statements. We have agreed to pay all registration expenses incurred in connection with any registration. All underwriting discounts and selling commissions and stock transfer taxes applicable to securities registered by holders and fees of counsel to any such holder (other than as described above) will be payable by holders of Registrable Securities.

Indemnification and Contribution. The Registration Rights Agreement also contains customary indemnification and contribution provisions by us for the benefit of holders participating in any registration. Each holder participating in any registration agrees to indemnify us in respect of information provided by such holder to us for use in connection with such registration; provided that such indemnification will be limited to the net proceeds actually received by such indemnifying holder from the sale of Registrable Securities.

Tinicum Registration Rights Agreement

Concurrently with our initial public offering, we issued 2,666,666 shares of our common stock at the public offering price less the underwriting discount in a private placement to Tinicum. In connection with the private placement, Tinicum obtained piggyback registration rights on the same terms described above with respect to SCF.

Transactions with our significant stockholders, directors and officers

During 2017, a subsidiary of Forum sold certain products and equipment to Nine Energy Service, Inc., and Forum recognized revenue in an amount totaling approximately $5.3 million. SCF owns a majority interest in Nine Energy Service, and Messrs. David C. Baldwin and Andrew L. Waite are Co-President of LESA, the ultimate general partner of SCF. These sales were made based on arms-length terms between the parties and represent less than 1% of Forum's consolidated gross revenues for 2017.

Also during 2017, a subsidiary of Forum purchased products from and sold equipment to TEC Well Services, LLC and a subsidiary of Synergy Energy Holdings, LLC in an amount totaling in the aggregate approximately $1.8 million and $0.19 million, respectively. Mr. Schmitz is the Chairman of the board of directors of TEC Holdings, LLC, the parent company of TEC Well Services, LLC, and the Chairman of the board of managers of Synergy Energy Holdings, LLC. These purchases were made on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2017 for Forum and Synergy Energy Holdings, and less than 15% of the consolidated gross revenues for 2017 for TEC Well Services, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2017 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

♦ Fourth consecutive year with an approval rating for the “Say-on-Pay” vote in excess of 90%.
♦ 85% of our Chief Executive Officer’s target compensation is at risk.
♦ Ranked near the top of our two- and three-year performance peer groups.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:

•	Motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term stockholder value;

•	Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and

•	Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:

“RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative discussion in the proxy statement for the 2018 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. We expect, however, that our Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for the executives who served as our principal executive officer, our principal financial officer and each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2017, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. In May 2017, in furtherance of our previously reported management transition announced in February 2017, Mr. Prady Iyyanki was appointed as President and Chief Executive Officer, and Mr. C. Christopher Gaut was appointed as Executive Chairman of the Board. Effective December 31, 2017, Mr. Gaut transitioned to serve as Chairman of the Board, a non-executive officer role. In addition, on March 1, 2018, Mr. Harris transitioned from service as Chief Financial Officer to Executive Vice President – Drilling and Subsea. At such time, Mr. Pablo G. Mercado was appointed as Senior Vice President and Chief Financial Officer. This CD&A provides a general description of our compensation program and specific information about its various components. Disclosure relating to both Messrs. Iyyanki and Gaut is included in light of their service as the Company’s principal executive officer during 2017.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” or “NEOs” and are included in the Summary Compensation Table:

•	Prady Iyyanki — President and Chief Executive Officer
•	C. Christopher Gaut — Chairman of the Board (former Chief Executive Officer and Executive Chairman)
•	Pablo G. Mercado — Senior Vice President and Chief Financial Officer
•	James W. Harris — Executive Vice President – Drilling and Subsea (former Chief Financial Officer)
•	James L. McCulloch — Executive Vice President and General Counsel
•	Michael D. Danford — Senior Vice President, Human Resources

Executive Summary

We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long-term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

Business Highlights

In 2017, we accomplished the following under the direction of management:

•	Generated strong growth in revenue and EBITDA - led by our Completions segment, we increased revenue and EBITDA by 40% and 175%, respectively, compared to 2016;
•	Maintained a strong financial liquidity position with $115 million of cash on hand and amended our credit facility to increase lender commitments from $140.0 million to $300.0 million;
•	Strengthened our Completions and Production & Infrastructure segments through acquisitions of Global Tubing, LLC, Multilift Welltec, LLC and Multilift Wellbore Technology Limited, Innovative Valve Components and substantially all of the assets of Cooper Valves, LLC;
•	Good safety performance, despite a 27% increase in the number of our employees, through the institution of programs aimed at short service employees who have the highest risk of injury; and
•	Ranked near the top of our two- and three-year performance peer groups.

Compensation Highlights

With respect to our 2017 compensation programs, the Compensation Committee took several key actions impacting our NEOs, including the following:

•	Approved market based increases in compensation. Despite these increases, total compensation continues to be substantially below market median;
•	Established challenging 2017 non-equity incentive plan performance objectives;
•	Maintained 2017 director compensation at 2014 levels; and
•	Continued the suspension of deferred compensation plan matching contributions.

Advisory Vote on Executive Compensation and Shareholder Outreach

At our 2017 annual meeting of stockholders, we received 81,831,762 votes in favor of our executive compensation program, 2,972,717 votes in opposition, and 2,349,132 abstentions, for total support of 93.8%. Our Compensation Committee believes this affirms stockholders’ continued support of the Company’s approach to executive compensation.

The Compensation Committee values stockholders’ input on the design of our executive compensation program. The Compensation Committee also believes that our programs are structured to deliver pay that is commensurate with performance. Plan and performance-based equity awards can generate a range of payouts based on the attainment of established goals, thus holding management accountable for producing profitable growth and creating value for our stockholders.

Based upon the strong level of stockholder support for our programs expressed through our 2017 vote, and the views of our Compensation Committee on our current approach to executive compensation, we did not make any significant structural or philosophical changes to our programs.

Compensation Highlights

♦ Seamless CEO transition.

♦ Base compensation remained at 2014 levels, except in the case of NEO promotions.

♦ Very challenging industry conditions and non-equity performance objectives, resulting in below target payouts for each of the past three years.

♦ Ranked near the top of our two- and three-year performance peer groups.

♦ 85% of CEO’s target total compensation is variable.

♦ Included double trigger vesting in equity awards.

Compensation and Governance Highlights

Our pay practices emphasize good compensation, governance and market practice. To support our compensation and governance philosophy, we adopted the following practices:

	What We Do:		What We Don’t Do:
+	Performance-Based Compensation. A significant portion of the compensation of our Named Executive Officers is based on our performance. For 2017, approximately 85% of our Chief Executive Officer’s target compensation was contingent upon achievement of specific variable performance criteria or was directly tied to the Company’s stock price performance. Variable elements of pay included our annual bonus program, stock options, restricted stock units and performance based share awards.	—	Anti-Hedging/Pledging. Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock. We confirm annually that our executive officers and directors do not hold shares subject to a pledging arrangement and they are not a party to contracts designed to hedge or offset a decrease in the value of the Company’s shares.
+	Challenging Stock Ownership Requirements. Our board of directors has adopted a Stock Ownership Requirements Policy. The policy’s requirements are designed to align the interests of our NEOs with those of our stockholders by ensuring that our NEOs have a meaningful financial stake in the Company. As of January 1, 2018, all of our NEOs were in compliance with the requirements set forth in the policy. The CEO must hold equity with a value greater than or equal to 6x his base salary.	—	No Excise Tax Gross-Ups for Existing or Future Employment Agreements. As a matter of company policy, excise tax gross ups are not included in employment agreements or severance agreements.
+	Clawbacks. Recoupment provisions are included in the non-equity incentive awards to our NEOs and executive officers of the Company, which provide that such NEO incentive compensation is subject to clawback as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, or any other SEC guidelines. In addition, recoupment features are included in our 2016 Stock and Incentive Plan.	—	No Guaranteed NEO Bonuses. Consistent with our philosophy of placing the majority of executive compensation “at risk,” non-equity incentives are awarded only after achievement of pre-determined financial, operational or individual objectives.
+	Risk Assessment. On an annual basis, we conduct a comprehensive risk assessment of our compensation programs. We believe that our compensation programs are structured in a manner to motivate strong performance without encouraging excessive and unnecessary risk-taking. The details of this risk assessment can be found in the section of this proxy statement titled “—Other Practices, Policies and Guidelines – Risk Assessment.”	—	No Perquisites. We do not provide any perquisites to our NEOs that are not also offered to all employees of the Company.
+	Independent Compensation Consultant. The Compensation Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.

Key Components of our Compensation Philosophy

Our overall compensation philosophy is to provide competitive pay to our executives that rewards strong corporate performance over the longer-term, in alignment with stockholder interests. Our philosophy with respect to cash compensation is that target total cash should be at or near the market median. Base salaries will typically be set below the market median while our annual incentive award targets are designed to be above the market median. The result of this design is to provide our executives the opportunity to earn cash compensation at or near the market median in a year in which our performance has met our target goals. We believe that this philosophy provides a strong incentive for our executives to achieve our annual corporate goals.

In granting our annual equity awards, we consider the competitive market level for awards, as well as individual and corporate performance, when determining the appropriate amount of equity to grant to each NEO. We believe that long-term, variable compensation should account for a significant portion of total compensation. Our objective is to continue to be a high growth, high performing oilfield products company and we therefore link a significant portion of our executives’ compensation to the long-term interests of our stockholders through the issuance of performance-based shares using total stockholder return, or “TSR,” as our measure, stock options, and restricted stock units or restricted stock. We anticipate that the capital accumulation opportunities resulting from our long-term grants will be at or above the market median and will represent a significant portion of total compensation to each NEO.

The charts below illustrate our emphasis on incentivizing our executives through long-term, variable compensation awards. Overall, the pay mix for our Chief Executive Officer is very well aligned with the market, with approximately 85% of the Chief Executive Officer’s target compensation taking the form of variable compensation.

Overall, our compensation program is designed to pay our executives near the market median in a target performance year and reward them with higher than median total compensation in years of superior performance relative to both our internal performance metrics and our direct competitors. This compensation philosophy is intended to allow us to attract and retain executives who will be committed to our strategic corporate plan.

Elements of Our Executive Compensation Program

Material elements of total direct compensation for 2017 for NEOs are listed below, together with the objectives that we believe each element supports.

Elements	Objectives
Base Salary • A fixed annual cash salary paid to the executive	• Provide a competitive fixed payment to the executive for his or her service, experience and skills - set at a reasonable level that allows us to attract and retain top talent

Annual Cash Incentive Opportunity

• The ability to earn a cash bonus, payable following the end of the year, based upon our achievement of established EBITDA, working capital (as measured by gross days sales outstanding and gross days of inventory on hand), safety goals and personal performance objectives set for the year

• Align the compensation of executives with our annual financial and non-financial performance and achievement of EBITDA, working capital, safety and personal performance objectives

• Reward the executive for achievement of performance objectives for the year

Equity Grants (composed of three elements)
• Performance Shares vesting in the form of common stock based upon the achievement of relative TSR targets over a one-, two-, and three-year performance period	• Align the compensation of executives with our financial performance by linking the award directly to our stock price performance over the long-term relative to our peers
• Stock Options vesting equally over four years and granted with an exercise price equal to the fair market value of the common stock on the grant date	• Provide strong retention value over the long-term focusing on sustained delivery of favorable financial performance, which in turn should similarly impact stock price appreciation; strong alignment with shareholder interests
• Restricted Stock Units vesting equally over four years	• Reward for retention and increases in stock price over the long-term

Other elements of executive compensation, which are designed to be market-competitive and are necessary to attract and retain key talent, include:

•	Retirement benefits, comprising deferred compensation and participation in our 401(k) Plan, and as more fully described on pages 38 and 40 to 41, and

•	Severance benefits, which are detailed on pages 49 to 53.

Compensation Methodology and Process

The process established for determining executive compensation for each of the NEOs includes open discussions among the Compensation Committee, its compensation consultant, the CEO and the board of directors.

Role of Management in Setting Compensation

Our CEO is consulted in the Compensation Committee’s determination of compensation matters related to the executive officers reporting directly to the CEO. Each year, the CEO makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making recommendations, the CEO considers such components as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the CEO’s recommendations under advisement, but the Compensation Committee makes all final decisions regarding such individual compensation. Our CEO’s and Chairman’s compensation is reviewed and discussed by the Compensation Committee, which then makes recommendations regarding their compensation to the independent members of our board of directors, led by the Lead Independent Director, as applicable. Our board of directors ultimately makes decisions regarding the CEO’s and Chairman’s compensation.

Our CEO and Chairman attend Compensation Committee meetings as necessary. They are excused from any meeting when the Compensation Committee deems it advisable to meet in executive session or when the Compensation Committee meets to discuss items that would impact their compensation. The Compensation Committee may also consult other employees, including the remaining Named Executive Officers, when making compensation decisions, but the Compensation Committee is under no obligation to involve the Named Executive Officers in its decision-making process.

Role of the Compensation Committee in Setting Compensation

The Compensation Committee is, under its charter, responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Compensation Committee is guided by the compensation philosophy stated above. As of December 31, 2017, the Compensation Committee was composed of Messrs. Raspino (Chairperson), McShane and O’Toole.

On an annual basis the Compensation Committee reviews and approves total compensation for our executive officers, and recommends CEO compensation to the independent members of our board of directors, through a process including:

•	Selecting and engaging an external, independent consultant;
•	Meeting separately from management with its independent consultant;
•	Reviewing and selecting companies to be included in our peer groups;
•	Reviewing plans and related compensation programs for the presence of any risk elements;
•	Reviewing market data on all major elements of executive compensation; and
•	Reviewing performance results against operating plans and incentive plan targets.

A complete listing of our Compensation Committee’s responsibilities is included in its charter, which is available for review on our corporate website at www.f-e-t.com.

Role of the Compensation Consultant in Setting Compensation

The Compensation Committee has engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent executive compensation consultant. Pearl Meyer operates exclusively as a compensation consultant and has more than twenty years of experience as an organization. Many of its senior consultants have experience of longer than thirty years. It serves a large number of companies and compensation committees in the energy industry, and as a result it maintains an extensive compensation database that it uses to supplement information obtained from publicly available sources. Certain of the Compensation Committee members have worked with representatives of Pearl Meyer in the past and value the firm’s collective knowledge and capabilities, and its ability to develop compensation programs that incentivize executives and align performance with company strategies and stockholders’ interests. The Compensation Committee selected Pearl Meyer on the basis of its reputation, capabilities and experience.

Pearl Meyer’s current role is to advise the Compensation Committee on matters relating to executive compensation to help guide, develop and implement our executive compensation programs. Pearl Meyer reports directly to the Compensation Committee. Pearl Meyer may perform work for Forum outside of the scope of its engagement by the Compensation Committee, but the committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. In 2017, the Company did not pay Pearl Meyer for any services outside the scope of the Compensation Committee’s engagement. The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2017 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and the NYSE. In making this determination, the Compensation Committee considered that during 2017:

•	Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive and director compensation consulting;
•	The Compensation Committee meets regularly in executive session with Pearl Meyer outside the presence of management;
•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;
•	Fees paid to Pearl Meyer by Forum during 2017 were less than 1% of Pearl Meyer’s total revenue;
•	None of the Pearl Meyer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);
•	None of the Pearl Meyer consultants working on matters with us (or any consultants at Pearl Meyer) had any business or personal relationship with any of our executive officers; and
•	None of the Pearl Meyer consultants working on matters with us owns shares of our common stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Comparator Compensation Peer Group

We have developed a comparator compensation peer group, which is composed of specific peer companies within the energy industry. Our peer group was developed with the assistance of Pearl Meyer and is used to analyze our NEO compensation levels and overall program design. This compensation peer group is used to determine direct market levels of the main elements of executive compensation (base salary, annual incentives, long-term incentives, as well as total direct compensation). The peer group is also used to gauge industry practices regarding the structure and mechanics of annual and long-term incentive plans, employment agreements, severance and change in control policies and employee benefits. The composition of the peer group is reviewed by the Compensation Committee on an annual basis to ensure that we have and maintain an appropriate group of comparator companies. In August 2016, with the advice of Pearl Meyer, the Compensation Committee assessed the compensation peer group and determined to remove FMC Technologies, Inc. in light of its merger with Technip, and add Dril-Quip, Inc.

Criteria for selecting peer companies for compensation benchmarking is based on a number of factors. The peer companies selected should reflect an optimum mix of the criteria listed below in their relative order of importance:

Competitive market:

•	Competing Talent — companies with executive talent similar to that valued by us;
•	Direct Competitors — companies in the same or similar industry sector for products or services; and
•	Competing Industry — companies in the same general industry sector having similar talent pools.

Size and demographics:

•	Firms with competitive posture that are generally similar in revenue or market cap size and whose median revenue for the group approximates our revenue;
•	Firms with a competitive posture and comparable area of operations;
•	Firms in the same or similar competitive posture that experience similar market cycles; and
•	Firms that serve the same sector of the industry.

The Compensation Committee, based on Pearl Meyer’s analysis and our internal analysis, determined to use the following peer group of 14 companies to evaluate and compare our compensation practices in 2017:

			Financial Size Statistics
Ticker	Name	Primary Industry	2017 Revenue ($MM)	12/31/17 Mkt Cap ($MM)
ATW	Atwood Oceanics, Inc.*	Oil and Gas Drilling	$605.3	NA
BAS	Basic Energy Services, Inc.	Oil and Gas Equipment and Services	$864.0	$610.9
BRS	Bristow Group, Inc.	Oil and Gas Equipment and Services	$1,366.9	$476.4
CLB	Core Laboratories NV	Oil and Gas Equipment and Services	$659.8	$4,836.3
DRQ	Dril-Quip, Inc.	Oil and Gas Equipment and Services	$455.5	$1,805.9
EXTN	Exterran Corporation	Oil and Gas Equipment and Services	$1,215.3	$1,125.2
HLX	Helix Energy Solutions Group, Inc.	Oil and Gas Equipment and Services	$581.4	$1,113.8
KEG	Key Energy Services Inc.	Oil and Gas Equipment and Services	$436.2	$237.1
OII	Oceaneering International, Inc.	Oil and Gas Equipment and Services	$1,921.5	$2,077.6
OIS	Oil States International Inc.	Oil and Gas Equipment and Services	$670.6	$1,445.8
PTEN	Patterson-UTI Energy Inc.	Oil and Gas Drilling	$2,356.7	$5,118.3
RDC	Rowan Companies plc	Oil and Gas Drilling	$1,282.8	$1,977.1
SPN	Superior Energy Services, Inc.	Oil and Gas Equipment and Services	$1,874.1	$1,474.2
TDW	Tidewater Inc.	Oil and Gas Equipment and Services	$515.6	$732.0
*	Atwood Oceanics, Inc. was acquired by Ensco plc as of October 6, 2017.

		2017 Revenue	12/31/17 Market Cap
Compensation Peer Group Summary ($ millions)	25th Percentile	$587.4	$732.0
	Median	$767.3	$1,445.8
	Average	$1,057.5	$1,771.6
	75th Percentage	$1,345.9	$1,977.1
Forum 2017 ($ millions)		$818.6 52nd Percentile	$1,681.8 64th Percentile

Performance Peer Group

We have also developed a performance peer group with the assistance of Pearl Meyer. The performance peer group is only used to determine payouts for our performance share awards by measuring our TSR relative to that of the performance peer group. The composition of the performance peer group is also reviewed by the Compensation Committee on an annual basis to ensure that we have and maintain an appropriate group of companies. See “—Performance Shares” below for a description of performance award payouts.

The performance peer selections were primarily based on who we believe are our most direct competitors — those companies who are in the same industry sector, and compete with us in regards to the products or services we offer and/or for investment capital. Given that the Philadelphia Stock Exchange Oil Service Sector is designed to track the performance of the overall oilfield services sector, the Compensation Committee believes it is a useful measure of the Company’s performance. Our performance peer group, which was used to determine payout levels for our 2017 performance based awards is as follows:

2017 Performance Peer Companies
Ticker	Name	Primary Industry
DRQ	Dril-Quip Inc.	Oil & Gas Equipment and Services
EXTN	Exterran Corporation	Oil & Gas Equipment and Services
FTI	TechnipFMC plc	Oil & Gas Equipment and Services
HTG.L	Hunting plc	Oil & Gas Equipment and Services
NOV	National Oilwell Varco Inc.	Oil & Gas Equipment and Services
OII	Oceaneering International Inc.	Oil & Gas Equipment and Services
OIS	Oil States International Inc.	Oil & Gas Equipment and Services
TESO	Tesco Corporation	Oil & Gas Equipment and Services
OSX	Philadelphia Stock Exchange Oil Service Sector	Oilfield Services Index

Our performance peer group, which will be used to determine payout levels for our 2018 performance based awards, was changed slightly from the 2017 group. Tesco Corporation was replaced by Superior Energy Services, Inc.

2018 Performance Peer Companies
			Financial Size Statistics
Ticker	Name	Primary Industry	2017 Revenue ($MM)	12/31/17 Mkt Cap ($MM)
DRQ	Dril-Quip Inc.	Oil & Gas Equipment and Services	$455.5	$1,705.6
EXTN	Exterran Corporation	Oil & Gas Equipment and Services	$1,215.3	$924.6
FTI	TechnipFMC plc	Oil & Gas Equipment and Services	$15,056.9	$13,442.5
HTG.L	Hunting plc	Oil & Gas Equipment and Services	$722.9	$1,513.1
NOV	National Oilwell Varco Inc.	Oil & Gas Equipment and Services	$7,304.0	$13,339.2
OII	Oceaneering International Inc.	Oil & Gas Equipment and Services	$1,921.5	$1,806.4
OIS	Oil States International Inc.	Oil & Gas Equipment and Services	$670.6	$1,476.4
SPN	Superior Energy Services, Inc.	Oil & Gas Equipment and Services	$1,874.1	$1,318.7
OSX	Philadelphia Stock Exchange Oil Service Sector	Oilfield Services Index	N/A	N/A

Role of Market Data

Pearl Meyer uses compensation data gathered from the compensation peer group as well as supplemental data from published market surveys to benchmark our executive compensation. The supplemental survey data allows the Compensation Committee to consider compensation levels through the broader energy industry compared to the oilfield services industry focused data of the peer group. Survey data also provides market norms for executive positions, which may not be reported as named executive officers in the peer group data.

Our review of market data focuses on the main elements of executive compensation: base salary, annual incentive opportunity, long-term compensation and total direct compensation. The graphic below defines the data we consider:

We review both target and actual compensation paid, but our primary focus is on target compensation because we want to provide our executives with the opportunity to earn competitive levels of compensation. How our plans ultimately payout is contingent upon management’s performance.

The Compensation Committee periodically commissions Pearl Meyer to conduct a market-based compensation study. The most recent study used in connection with the determination of total compensation in 2017 was completed in November 2016 and reviewed again in February 2017. That study indicated that our NEO base salaries, target total cash and target total direct compensation are on average below the market median. The Compensation Committee determined not to meaningfully adjust executive compensation due to market conditions.

Elements of Compensation for Our Named Executive Officers

Base Salary

Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities and is based on the executive’s experience and requisite skills. It represents the minimum income a Named Executive Officer may receive in any year. Base salaries are determined for each Named Executive Officer based on the executive’s position and responsibility. We review the base salaries for each Named Executive Officer annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The agreements we maintain with the Named Executive Officers (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary.

The table below shows base pay amounts for each Named Executive Officer as of December 31, 2016 and 2017, and March 19, 2018:

NEO	2016 Salary	2017 Salary	Change	2018 Salary	Change
Prady Iyyanki (1)(2)	427,500	650,000	52%	700,000	8%
C. Christopher Gaut (1)(3)	607,500	675,000	11%	160,000	(76%)
Pablo G. Mercado (4)	282,064	300,000	6%	360,000	20%
James W. Harris (1)	359,889	399,877	11%	399,877	0%
James L. McCulloch (1)	311,988	346,653	11%	357,053	3%
Michael D. Danford (1)	238,081	300,000	26%	300,000	0%

(1)	In 2016, our Named Executive Officers voluntarily reduced their compensation by 10% in light of the depressed energy market. In February 2017, our board of directors returned NEO compensation to prior levels.
(2)	In May 2017, Mr. Iyyanki was appointed as our President and Chief Executive Officer, and his compensation was increased to be in line with the market median.
(3)	Mr. Gaut served as Chief Executive Officer of the Company until May 16, 2017 and as Executive Chairman of the Board until December 31, 2017. Mr. Gaut transitioned to serve as non-Executive Chairman of the Board on December 31, 2017. In February 2018, Mr. Gaut’s salary was decreased under a new employment agreement with the Company, pursuant to which he acts as an advisor to the Chief Executive Officer.
(4)	In August 2017, Mr. Mercado was appointed to serve as our Senior Vice President, Finance and his compensation was increased to be in line with the market median. In March 2018, Mr. Mercado was appointed to serve as our Senior Vice President and Chief Financial Officer and his compensation was increased to be in line with the market median.

Annual Incentive Awards

Our annual incentive awards are formulaic and performance based. The payout potential at each level of our plan is expressed as a percentage of an executive’s base salary as set forth in the table below. Each year the Compensation Committee reviews bonus targets as well as target and actual total cash compensation paid to the named executive officers of our peer group to gauge the competitive level of our targets and ultimate payouts.

Management Incentive Plan

Our Management Incentive Plan (the “MIP”) for 2017 was designed to incentivize and reward key executives who had a significant impact on our achievement of overall corporate performance goals. The Compensation Committee approved NEO participants and their target bonus levels for the MIP and will continue to do so in future years.

The following table sets out our target and maximum bonus levels for 2017 for our NEOs expressed as a percentage of the individual’s base salary earned during the year:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
Prady Iyyanki	100%	200%
C. Christopher Gaut	125%	250%
Pablo G. Mercado	60%	120%
James W. Harris	80%	160%
James L. McCulloch	80%	160%
Michael D. Danford	60%	120%

2017 MIP

The 2017 MIP has a built-in threshold such that zero bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level in an amount set forth in the 2017 MIP, referred to as “over-achievement,” the participant is eligible to receive the maximum bonus in the above table, an amount of up to two times the target award. The following graph summarizes the payout of the established performance goals.

MIP Performance Metrics

Performance for the 2017 MIP was measured in terms of EBITDA, working capital, personal performance and safety. These metrics were chosen because the Compensation Committee concluded that using EBITDA and working capital as measures align the interests of the executives with those of our stockholders, specific personal performance would reward management for focusing on key individual performance criteria that are only indirectly captured through financial metrics and because safety is an overriding value of our company. The weightings for the four metrics in 2017 were as follows:

Performance Measure	Weighting
EBITDA	50%
Working Capital	20%
Personal Performance Award	20%
Safety Performance	10%

EBITDA and Working Capital

The EBITDA and working capital measures were derived from the 2017 financial plan set by our board of directors, adjusted for acquisitions during the year and other non-recurring items. Working capital (“WC”) was determined by calculating Gross Days Sales Outstanding (“DSO”), weighted 40%, and Gross Days of Inventory on Hand (“DIOH”), weighted 60%, for the MIP Period. DSO was calculated by dividing the average of the quarter end account receivable balances by the average daily revenue. Average daily revenue was calculated by dividing annual revenue by 365. Accounts receivable was equal to the sum of trade accounts receivable, reserve for sales return, unbilled revenue and cost and profit in excess of billings less billings in excess of cost and profit. DIOH was calculated by dividing the average of the quarter end gross inventory balances by the average daily cost of goods sold. Average daily cost of goods sold was calculated by dividing annual cost of goods sold by 365.

Personal Performance Award

The Personal Performance Award is intended to encourage an increased focus on each participant’s impact on our overall objectives, including maximizing shareholder return. Each Named Executive Officer’s personal performance is evaluated in terms of both quantity and quality of achievement relative to their individual areas of responsibility, and such other factors deemed relevant by the Chief Executive Officer and the Compensation Committee or the board of directors, as applicable.

Safety Performance

The safety measure was based on the Total Recordable Incident Rate (“TRIR”), which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line. The safety measure for our NEOs is based on the Company’s consolidated TRIR safety performance.

The target for each product line was established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry, as reported in 2010 by the U.S. Department of Labor. Threshold and over-achievement levels were set at points recommended by management to create stretch goals while at the same time maintaining the incentive of each product line throughout the year, and not as percentages of target TRIR.

2017 MIP Payout

The table below sets forth the EBITDA targets and actual achievements for 2017:

EBITDA
Executive	Target Performance ($ thousands)	Actual Performance ($ thousands)	Bonus Earned ($)
Prady Iyyanki	$33,292	$27,237	176,797
C. Christopher Gaut	$33,292	$27,237	257,615
Pablo G. Mercado	$33,292	$27,237	49,973
James W. Harris	$33,292	$27,237	97,673
James L. McCulloch	$33,292	$27,237	84,672
Michael D. Danford	$33,292	$27,237	53,879

The table below sets forth the DSO targets and actual achievements for 2017:

Working Capital – DSO
Executive	Target Performance (Days)	Actual Performance ($ thousands)	Bonus Earned ($)
Prady Iyyanki	68	75	—
C. Christopher Gaut	68	75	—
Pablo G. Mercado	68	75	—
James W. Harris	68	75	—
James L. McCulloch	68	75	—
Michael D. Danford	68	75	—

The table below sets forth the DIOH targets and actual achievements for 2017:

Working Capital – DIOH
Executive	Target Performance (Days)	Actual Performance ($ thousands)	Bonus Earned ($)
Prady Iyyanki	248	269	—
C. Christopher Gaut	248	269	—
Pablo G. Mercado	248	269	—
James W. Harris	248	269	—
James L. McCulloch	248	269	—
Michael D. Danford	248	269	—

The table below sets forth the Personal Performance Award for 2017:

Personal Performance Award
Executive	Bonus Earned ($)
Prady Iyyanki	57,683
C. Christopher Gaut	168,101
Pablo G. Mercado	16,305
James W. Harris	31,867
James L. McCulloch	55,251
Michael D. Danford	35,158

The table below sets forth the safety targets and actual achievements for 2017:

Safety (TRIR)
Executive	Target Performance	Actual Performance	Bonus Earned ($)
Prady Iyyanki	1.10	1.23	27,688
C. Christopher Gaut	1.10	1.23	40,344
Pablo G. Mercado	1.10	1.23	7,826
James W. Harris	1.10	1.23	15,296
James L. McCulloch	1.10	1.23	13,260
Michael D. Danford	1.10	1.23	8,438

In accordance with the terms of the MIP, each performance measure other than personal performance is adjusted as necessary for acquisitions consummated during the year and other non-recurring items. Based on the MIP measures for each executive, financial, safety and personal performance resulted in the payments set forth above, and no discretionary adjustments were made thereto by the Compensation Committee.

Awards under our 2017 MIP were determined following an analysis of our financial results for 2017.

Executive	MIP Target ($)	MIP Payment ($)	MIP Payment as % of Target	2017 Payment as % of Base Salary at 12/31/2017
Prady Iyyanki (1)	576,827	262,168	45%	40%
C. Christopher Gaut	840,505	466,060	55%	69%
Pablo G. Mercado (2)	163,045	74,104	45%	25%
James W. Harris	318,671	144,836	45%	36%
James L. McCulloch	276,256	153,184	55%	44%
Michael D. Danford	175,788	97,475	55%	33%

(1)	Mr. Iyyanki was appointed as President and Chief Executive Officer in May 2017. In connection with such appointment, his compensation was increased from $475,000 to $650,000.
(2)	Mr. Mercado was appointed as Senior Vice President – Finance in May 2017. In connection with such appointment, his compensation was increased from $282,064 to $300,000.

2018 MIP

For the 2018 plan year, the Compensation Committee approved three performance bands (threshold, target and overachievement) for each of the measures under the MIP. EBITDA, Inventory Turns, derived from a calculation of the average gross inventory turns for the third and fourth quarter 2018, Personal Performance and Safety are the measures utilized in the 2018 MIP.

Performance Measure	Weighting
EBITDA	60%
Inventory Turns	20%
Personal Performance	10%
Safety Performance	10%

The table below sets out our NEO target and maximum bonus levels for 2018, expressed as a percentage of annual base salary. These targets have been approved by the Compensation Committee and are consistent with our philosophy of targeting market median pay opportunities.

Executive	Target bonus (% of base)	Maximum bonus (% of base)
Prady Iyyanki	100%	200%
C. Christopher Gaut (1)	—	—
Pablo G. Mercado	75%	150%
James W. Harris	80%	160%
James L. McCulloch	80%	160%
Michael D. Danford	60%	120%

(1)	Under his employment agreement, effective January 1, 2018, Mr. Gaut is not eligible for a MIP bonus award.

The following graph summarizes the payout of the established performance goals for the 2018 MIP.

Long-Term Equity Based Incentives

We believe that long-term equity awards are the strongest link between executive pay and stockholder interests and, therefore, they represent a significant portion of our NEO total compensation. Long-term equity awards are granted pursuant to the 2016 Plan. Options are inherently performance based and we believe provide a strong link between our executives’ and stockholders’ long-term interests. We typically also grant restricted stock units as part of our equity based incentive package for competitive purposes, to balance the compensation risk associated with options and to provide value in equity which is tied to retention by placing a vesting requirement on the restricted stock unit grants. Another reason we grant restricted stock units, and may increase them in the future as a percentage of our equity package, is to conserve our share pool. Fewer full value shares are required to deliver a targeted equity value than would be required if the grant were made in options alone. We include performance based awards in the mix of equity granted to our NEOs. To date, and for the 2018 awards, the percentages of each year’s grant have been made up of one-third each of stock options, restricted stock units and performance based shares as a balanced approach, which considers the motivation of our executives, the interests of our stockholders, as well as the common practice within our peer group. In addition, subject to exceptional circumstances, incentive awards include double-trigger vesting provisions. While single-trigger vesting is prevalent among members of our peer group, we believe double trigger vesting is more in line with the expectations of our stockholders and would still permit us to offer attractive compensation to our Named Executive Officers. It has been our historical practice and expectation that on a going forward basis incentive awards will also include multi-year vesting provisions.

LTI Vehicle	Performance Measure	Vesting	Percentage
Stock Options	Final value varies with stock price	25% annually for four years	33%
Time-Vested Restricted Stock Units	Final value varies with stock price	25% annually for four years	33%
Performance Shares	Shares earned subject to the Company’s TSR performance relative to peer group over a one-, two-, and three-year period	One-third of each award vests after the one-, two-, and three-year performance periods	33%

Long Term Incentive Award Program Terms
Award Cycle & Timing
Fiscal Year	Equity Granted	February 2018	February 2019	February 2020	February 2021
2017	2017 Performance Share Award	2017 Performance Share Award Earned 33 1/3
2017 Performance Share Award Earned 33 1/3
2017 Performance Share Award Earned 33 1/3
	2017 Time-Vested Restricted Stock Units	2017 Restricted Stock Units 25% Vested	2017 Restricted Stock Units 25% Vested	2017 Restricted Stock Units 25% Vested	2017 Restricted Stock Units 25% Vested
	2017 Time-Vested Stock Options	2017 Stock Options 25% Vested	2017 Stock Options 25% Vested	2017 Stock Options 25% Vested	2017 Stock Options 25% Vested

Performance Shares

Performance shares provide an additional incentive to our NEOs. Performance share payout will be calculated at the end of each year over a three year period based on TSR relative to our performance peer group. The table below shows the award multipliers applied to our target based upon relative TSR performance. The table below shows the impact on payout multipliers as peers are removed from the group. Please see the “—Performance Peer Group” section above for a description of our performance peer group.

Rank Against Peers	Award Multiplier (9 peers)	Award Multiplier (8 peers)	Award Multiplier (7 peers)
1	2.00	2.00	2.00
2	1.75	1.75	1.71
3	1.50	1.50	1.42
4	1.25	1.25	1.13
5	1.00	1.00	0.84
6	1.00	0.75	0.55
7	0.75	0.50	0.26
8	0.50	0.25	0.00
9	0.25	0.00
10	0.00

The resulting multipliers shown above, and ultimate number of shares delivered to our NEOs, are determined at the conclusion of each year in the three-year performance period. The first measurement will be the one-year relative TSR, the second measurement will be cumulative two-year TSR, and the third measurement will be the cumulative three-year TSR relative to the performance peer group. Under each performance share agreement, the payout is capped at a multiplier of 1.00 if absolute total shareholder return is negative, even if our TSR performance is ranked higher relative to our peers. In addition, the agreements provide for a payout with a minimum multiplier of 1.00 if absolute TSR is greater than or equal to 20%.

2017 Awards

Our Compensation Committee, and our board of directors in respect of Mr. Iyyanki and Gaut, granted equity-based compensation awards in 2017 to each of the Named Executive Officers.

Executive	Stock Option Awards	Restricted Stock Unit Awards	Performance Share Awards (1)	Grant Date Value ($)
Prady Iyyanki (2)	55,866	96,949	24,876	1,556,208
C. Christopher Gaut	111,732	49,751	49,751	3,112,376
Pablo G. Mercado (3)	14,153	12,302	6,302	494,148
James W. Harris	37,244	16,584	16,584	1,037,472
James L. McCulloch	27,933	12,438	12,438	778,104
Michael D. Danford	17,877	7,960	7,960	497,974
(1)	Reflects shares which will be earned at target. Payout of shares varies from 0% of target award if relative TSR performance does not meet threshold and up to 200% of the target award if relative TSR performance is at the maximum level.
(2)	In February 2017, Mr. Iyyanki received an award of 24,876 restricted stock units. In connection with Mr. Iyyanki’s appointment as President and Chief Executive Officer in May 2017, he was awarded 72,073 restricted stock units.
(3)	In February 2017, Mr. Mercado received an award of 6,302 restricted stock units. In connection with Mr. Mercado’s appointment as Senior Vice President – Finance in May 2017, he was awarded 6,000 restricted stock units.

Our equity-based compensation awards granted in 2017 were approximately equal to the median as compared to our compensation peer group. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, and we do not grant options with a grant date prior to the date of Compensation Committee approval of the grant.

Update on Performance Awards

Our 2017 TSR, 2016 through 2017 TSR and 2015 through 2017 TSR were -35.7%, 14.8% and -27.9%, respectively, which ranked ninth, third and third among our one-, two- and three-year performance peer groups (shown below). This performance resulted in the application of a 0.00x multiplier to our target on the first tranche of the 2017 performance award, 1.50x multiplier to our target on the second tranche of the 2016 performance award and 1.00x multiplier to our target on the third tranche of the 2015 performance award (the applicable multiplier was reduced to 1.00x from 1.50x due to negative TSR).

2018 Awards

Our Compensation Committee, and our board of directors in respect of Messrs. Iyyanki and Gaut, granted equity-based compensation awards in February 2018. The table below summarizes the amount of such grants to each Named Executive Officer.

Executive	Stock Option Awards	Restricted Stock Unit Awards	Performance Share Awards (1)	Grant Date Value ($)
Prady Iyyanki	177,020	82,670	82,670	2,892,082
C. Christopher Gaut (2)	—	12,500	—	150,000
Pablo G. Mercado	42,830	20,000	20,000	699,694
James W. Harris	22,840	10,670	10,670	373,235
James L. McCulloch	42,830	20,000	20,000	699,694
Michael D. Danford	27,120	12,670	12,670	443,188
(1)	The number of performance share awards disclosed in this column assumes that the performance share award grant is paid out at the target level of performance in our common stock. Payout of shares varies from 0% of target award if relative TSR performance does not meet threshold up to 200% of the target award if relative TSR performance is at the maximum level.
(2)	Mr. Gaut received an annual director incentive award in connection with his service as our non-executive Chairman of the Board.

Our equity-based compensation awards granted in February 2018 were approximately at the market median as compared to our compensation peer group and maintained the same mix and structure as our 2017 awards.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating Named Executive Officers, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $18,000 for 2017). Additionally, participants age 50 years and older may make a “catch-up contribution” to the 401(k) Plan each year up to an amount set by statute ($6,000 for 2017). In January 2017, to ensure the retention of our employees we resumed the Company’s 401(k) matching contribution program that was suspended in 2016.

We have the discretion to provide a profit sharing contribution to each participant depending on our company’s performance for the applicable year. There were no profit sharing contributions made in 2017. Due to statutory limits on the amounts contributed to qualified plans, our Named Executive Officers generally did not receive the full potential matching contribution under the 401(k) Plan.

We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Other Practices, Policies and Guidelines

Perquisites

We do not provide for any perquisites or any other personal benefits for our executive officers that are not available to other employees.

Clawbacks

Payments made under our non-equity incentive plan are subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Act or any other SEC guidelines.

Risk Assessment

Our board of directors has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performs this assessment annually and if a likelihood of a material risk exists, it will enlist additional resources for a full assessment.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation and benefit plans that are generally consistent in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market;
•	Our compensation mix comprises (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance and safety and (iii) long-term incentives to more closely tie executive compensation to stockholder interests and provide for it to be at-risk based on performance;
•	We intend to always have a strategic long-term plan;
•	Our annual corporate goals will be established with specific consideration given to behavioral risk;
•	We design our compensation plans so that no material risks are created between or across product lines;
•	We seek to implement appropriate performance measures each year, whether absolute or relative;
•	We have established maximum payouts to cap any performance incentives in place; and
•	We have clawback provisions built into our non-equity incentive plan.

In summary, although a portion of the compensation provided to Named Executive Officers is based on our performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Executive Stock Ownership Requirements

To further align the interests of our NEOs with the long-term interests of stockholders, our board of directors adopted a Stock Ownership Requirements Policy which requires our executive officers to own shares equal to specified amounts of our common stock, set at a multiple of the officers’ base annual salary in effect as of January 1 of each applicable year. Targets are based on the following multiples of base salary:

Officer	Multiple
CEO	6x
Executive Vice Presidents	4x
Corporate Senior Vice Presidents	3x
Other Section 16 Officers	2x

NEOs are expected to reach this level of target ownership within five years of becoming subject to the policy, three years of a promotion to a higher target multiple. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options are not counted. An NEO who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, retaining shares received upon exercise net of shares sold to cover the exercise prices or taxes, as applicable. As of January 1, 2018, each of our NEOs continued to be in compliance with the requirements set forth under the policy. We believe the significant amount of shares required to be held pursuant to the policy aligns the interests of our executives and those of our stockholders. We further believe that this is more effective than imposing a minimum holding period and that imposing such a holding period would be unduly restrictive for executive officers and impact our ability to attract and retain top talent.

Employment and Severance Agreements

We entered into employment agreements with Messrs. Gaut and Harris, effective August 2, 2010. We entered into employment agreements with Messrs. McCulloch and Iyyanki effective October 25, 2010 and January 13, 2014, respectively. None of the contracts provide for excise tax protections in the event of a change in control. On February 16, 2018, in connection with his recent transition to non-executive Chairman of the Board, the Company entered into an employment agreement with Mr. Gaut, amending the terms of his prior employment agreement. In addition, on February 16, 2018, Messrs. Mercado and Danford entered into severance agreements with us. Neither Mr. Mercado nor Mr. Danford is a party to an employment agreement with us.

The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, and the compensation and benefits that we provide during the term of employment. Both the employment and severance agreements set forth obligations each party has in the event of termination of employment. We believe that severance protections, particularly in the context of a change in control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Other material terms of these agreements are set forth below under “Executive Compensation.” The severance provisions within the agreements are set forth in detail in “Executive Compensation — Potential payments upon termination and change in control” below.

Nonqualified Deferred Compensation Plan

Our non-qualified deferred compensation plan permits eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. The plan was adopted in consultation with Pearl Meyer, which advised the Compensation Committee that such a plan was a competitive practice. The suspension of matching contributions on participant deferrals under the deferred compensation plan continues to be in effect.

The plan provides that an officer may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid. The Compensation Committee annually recommends to the board of directors the interest rate to be paid on all deferred compensation amounts for the year. The interest rate on deferred compensation for 2017 was 7.5% per annum.

Each NEO is 100% vested in all matching contributions as a result of having satisfied the service requirements provided under the plan. Benefits under the plan are paid at the participant’s election upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years. The Compensation Committee is responsible for administering this plan. In addition to those employees designated by the plan, our CEO is permitted to designate additional employees who may participate in this plan.

Upon a “change of control” within the meaning of the 2010 Stock Incentive Plan (the “2010 Plan”), all account balances will be fully vested.

Employee Stock Purchase Plan

In 2017, we adopted an employee stock purchase plan, which provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Internal Revenue Code. Generally, the purchase price is equal to 85% (or such other percentage that is not lower than 85% as designated by the Compensation Committee prior to the commencement of an offering period) of the market price of common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower, as designated by the Compensation Committee from time to time. Offering periods generally consist of six-month periods, or such other periods as may be determined from time to time by the Compensation Committee. Employees will be limited to a maximum payroll deduction of up to 30% of eligible compensation and may not purchase more than $12,500 in shares each offering period.

Accounting and Tax Considerations

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to comply with (or be exempt from) Section 409A to the extent that the design is also appropriate for our business goals with respect to that arrangement.

All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation — Stock compensation.”

Section 162(m) of the Internal Revenue Code limits the annual tax deduction to $1,000,000 for compensation paid by a publicly held company to its Chief Executive Officer and each of its three other most highly compensated named executive officers other than the Chief Financial Officer, unless certain performance-based requirements are met. Under the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, the “covered employees” subject to Section 162(m) limitations will be expanded to include our Chief Financial Officer, and once one of our named executive officers is considered a covered employee, the named executive officer will remain a covered employee so long as he or she receives compensation from us. To the extent practicable, we intend to preserve future deductions related to existing compensation arrangements that are eligible for transition relief under the 2017 Tax Act, but we reserve the right to use our judgment to authorize compensation payments that are not deductible under Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Forum’s management the matters reported in the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Louis A. Raspino, Chairperson
Michael McShane
Terence M. O’Toole

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during the periods indicated below by our principal executive officers, principal financial officer and each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2017. The tables following the summary compensation table provide additional detail with respect to actual compensation, grants of plan-based awards, the value of outstanding equity awards as of December 31, 2017, the value of options exercised and stock awards that vested during 2017, deferred compensation and estimates of changes in post-employment benefits.

Summary compensation table for 2017

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Performance Share Awards (2) ($)(A)	Restricted Stock / Restricted Stock Unit Awards (3) ($) (B)	Stock Awards (4) ($) (A+B)	Option Awards (3) ($)	Non-Equity Incentive Plan Comp (1)(5) ($)	All Other Comp (6) ($)	Total ($)
Prady Iyyanki (7) President and Chief Executive Officer	2017	587,170	—	556,200	1,700,023	2,256,223	500,001	262,168	9,876	3,615,438
	2016	431,154	—	358,994	900,026	1,259,020	400,015	157,371	—	2,247,560
	2015	477,088	—	435,808	399,939	835,747	400,013	—	3,654	1,716,502
C. Christopher Gaut (7) Chairman of the Board	2017	676,854	—	1,112,380	999,995	2,112,375	1,000,001	466,060	10,800	4,266,091
	2016	612,692	—	1,009,650	1,125,016	2,134,666	1,125,009	271,249	18,292	4,161,908
	2015	659,794	—	1,225,797	1,124,910	2,350,707	1,124,979	—	21,049	4,156,889
Pablo Mercado (8) Sr. Vice President and Chief Financial Officer	2017	293,374	—	140,908	226,570	367,478	126,669	74,104	10,800	872,425
	2016	267,961	—	113,680	126,671	240,351	126,665	48,705	—	683,682
	2015	283,304	—	138,009	126,650	264,659	126,660	38,427	5,949	718,999
James W. Harris Executive Vice President – Drilling and Subsea (9)	2017	400,976	—	370,800	333,338	704,138	333,334	144,836	9,809	1,593,093
	2016	362,965	—	269,246	300,011	569,256	299,992	103,740	5,653	1,341,607
	2015	384,717	—	326,907	300,001	626,908	299,977	—	14,311	1,325,913
James L. McCulloch Executive Vice President and General Counsel	2017	347,605	—	278,100	250,004	528,104	250,000	153,184	10,800	1,289,693
	2016	314,654	—	194,413	216,627	411,040	216,678	89,154	—	1,031,527
	2015	334,844	—	236,123	216,688	452,811	216,679	—	10,600	1,014,934
Michael D. Danford Sr. Vice President— Human Resources (10)	2017	293,374	—	177,979	159,996	337,975	159,999	97,475	10,800	899,622
	2016	240,115	—	113,680	126,671	240,351	126,665	52,474	—	659,605

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan.
(2)	The amounts in this column reflect the aggregate grant date fair value of Performance Share Awards at the target amount, calculated in accordance with FASB Accounting Standards Topic 718. At the maximum amount, these values for Messrs. Iyyanki, Gaut, Mercado, Harris, McCulloch and Danford would be $1,112,400, $2,224,760, $281,816, $741,600, $556,200 and $355,957, respectively. In February 2018, we issued 28,473, 79,980, 6,461, 13,114, 11,371 and 5,740 shares of common stock to each of Messrs. Iyyanki, Gaut, Mercado, Harris, McCulloch and Danford in connection with the vesting of performance awards granted in February 2015, February 2016 and February 2017. For additional information, see Note 14 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2017.
(3)	The amounts disclosed in the “2017,” “2016” and “2015” rows represent the grant date fair value in 2017, 2016 and 2015, respectively, of restricted stock, restricted stock unit awards and stock options as determined in accordance with FASB Accounting Standards Topic 718. All 2015 equity awards were granted based on the fair market value of a share of our common stock being $18.68. Other assumptions with respect to stock options included: (a) an exercise price of $18.68; (b) an expected term of 6.25 years; (c) volatility of 32.28%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.82%; and (f) a Black-Scholes value of $6.59. All 2016 equity awards were granted based on the fair market value of a share of our common stock being $9.39. Other assumptions with respect to stock options included: (a) an exercise price of $9.39; (b) an expected term of 6.25 years; (c) volatility of 40.06%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.40%; and (f) a Black-Scholes value of $3.85. All 2017 equity awards were granted based on the fair market value of a share of our common stock being $20.10. Other assumptions with respect to stock options included: (a) an exercise price of $20.10; (b) an expected term of 6.25 years; (c) volatility of 42.65%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 2.11%; and (f) a Black-Scholes value of $8.95. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2017.
(4)	The amounts disclosed in this column represent the aggregate grant-date fair value of restricted stock, restricted stock unit awards and performance share awards, as applicable and as reflected in columns A and B.
(5)	Amounts in the “2017,” “2016” and “2015” rows reflect the MIP award payments that we made to each individual during the first quarters of 2018, 2017 and 2016, respectively. In light of market conditions in 2015 and the resulting reduction in the Company’s revenue, the CEO and each individual who was an NEO at that time voluntarily declined all cash incentive award payments that would have been earned under the 2015 MIP, an amount equal to approximately $0.5 million in the aggregate.

(6)	All amounts reflected in this column represent contributions that we made to each individual’s 401(k) Plan account, contributions we made related to profit sharing and matching contributions made in connection with our deferred compensation plan. The table below summarizes the amounts of such contributions and profit sharing for 2017. All matching contributions under the Company’s deferred compensation plan were suspended during 2017.

Name	401(k) Plan Contributions	Profit Sharing	Deferred Compensation Plan
Prady Iyyanki	9,876	—	—
C. Christopher Gaut	10,800	—	—
Pablo G. Mercado	10,800	—	—
James W. Harris	9,809	—	—
James L. McCulloch	10.800	—	—
Michael D. Danford	10.800	—	—

(7)	In May 2017, Mr. Gaut transitioned to serve as Executive Chairman of the Board, and Mr. Iyyanki was appointed as President and Chief Executive Officer and was elected as a member of our board of directors. On December 31, 2017, Mr. Gaut transitioned to serve as non-executive Chairman of the Board. Messrs. Gaut and Iyyanki did not receive compensation for service as a director in 2017.
(8)	Effective March 1, 2018, Mr. Mercado was appointed to serve as Senior Vice President and Chief Financial Officer.
(9)	Effective March 1, 2018, Mr. Harris was appointed to serve as Executive Vice President – Drilling & Subsea.
(10)	Mr. Danford was not a named executive officer prior to 2016.

Grants of plan-based awards for 2017

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Non-Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)	of Stock (3)(4)	Underlying Options (3)(5)	Awards (5) ($/Share)	Awards (6) ($)
Prady Iyyanki					—	576,827	1,153,654
	2/20/2017								55,866	20.10	500,001
	2/20/2017							24,876			500,008
	2/20/2017	6,219	24,876	49,752							556,200
	5/16/2017							72,073			1,200,015
C. Christopher Gaut					—	840,505	1,681,010
	2/20/2017								111,732	20.10	1,000,001
	2/20/2017							49,751			999,995
	2/20/2017	12,438	49,751	99,502							1,112,380
Pablo G. Mercado					—	163,045	326,089
	2/20/2017								14,153	20.10	126,669
	2/20/2017							6,302			126,670
	2/20/2017	1,576	6,302	12,604							140,908
	6/1/2017							6,000			99,900
James W. Harris					—	318,671	637,343
	2/20/2017								37,244	20.10	333,334
	2/20/2017							16,584			333,338
	2/20/2017	4,146	16,584	33,168							370,800
James L. McCulloch					—	276,256	552,512
	2/20/2017								27,933	20.10	250,000
	2/20/2017							12,438			250,004
	2/20/2017	3,110	12,438	24,876							278,100
Michael D. Danford					—	175,788	351,577
	2/20/2017								17,877	20.10	159,999
	2/20/2017							7,960			159,996
	2/20/2017	1,990	7,960	15,920							177,979

(1)	The amounts in this column represent the estimated future payouts under the long-term incentive plan for performance awards approved by the Compensation Committee during 2017. The performance awards were granted to the Company’s executive officers and are based upon our TSR, measured over a one-, two- and three-year performance period. These awards are settled in the Company’s shares of common stock upon the attainment of specified performance goals based on relative TSR. If the minimum threshold for the performance period is not met, no amount will be paid for that period. Payments are calculated by linear interpolation for performance between the threshold and target and between the target and maximum for each component. For additional information about performance awards, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers.”
(2)	These columns represent awards under our 2017 MIP. For additional information about the 2017 MIP, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers.”
(3)	All awards in this column were made pursuant to our 2016 Plan.
(4)	This column consists of restricted stock units, which vest in four equal annual installments beginning on the first anniversary of the grant date. Applicable tax obligations may be paid in cash or by tendering shares of our common stock in an exempt transaction under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act").
(5)	This column consists of options to purchase our common stock granted in February 2017 and become exercisable in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary on the date of issuance. The exercise price may be paid in cash or by tendering shares of our common stock in an exempt transaction under Section 16(b) of the Exchange Act. The exercise price for these nonqualified stock options represents the closing price of our common stock on the date of grant.
(6)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

Outstanding equity awards at 2017 fiscal year end

The table below sets forth awards that were granted under the 2016 Plan and prior to the adoption thereof. Expiration dates are also shown for each individual award.

	Option Awards				Stock Awards		Equity Incentive Plan Awards
	Number of securities underlying unexercised options		Option exercise	Option expiration	Number of shares of stock that have not	Market value of shares of stock that have not vested (1)	Unearned shares that have not vested (2)	Market value of unearned shares that have not vested (1)
	exercisable	unexercisable	price	date	vested	($)	(#)	($)
Prady Iyyanki	35,427	11,809 (3)	$26.96	2/21/2024	10,654 (11)	165,670	70,156	1,090,926
	30,350	30,350 (4)	$18.68	2/20/2025	3,710 (7)	57,691
	25,975	77,925 (5)	$9.39	2/19/2026	10,705 (8)	166,463
	—	55,866 (6)	$20.10	2/20/2027	31,950 (9)	466,823
					22,177 (12)	344,852
					24,876 (10)	386,822
					72,073 (13)	1,120,735
C. Christopher Gaut	2,002,609	—	$7.68	8/1/2020	10,433 (7)	162,233	192,260	2,989,639
	194,250	—	$20.00	4/12/2022	30,110 (8)	468,211
	126,850	—	26.05	2/21/2023	89,858 (9)	1,397,292
	99,638	33,213 (3)	$26.96	2/21/2024	49,751 (10)	773,628
	85,355	85,355 (4)	$18.68	2/20/2025
	73,052	219,158 (5)	$9.39	2/19/2026
	—	111,732 (6)	$20.10	2/20/2027
Pablo G. Mercado	30,700	—	$15.35	12/2/2021	1,175 (7)	18,271	21,824	339,335
	27,380	—	$20.00	4/12/2022	3,390 (8)	52,715
	14,270	—	$26.05	2/21/2023	10,118 (9)	157,335
	11,219	3,740 (3)	$26.96	2/21/2024	6,302 (10)	97,996
	9,610	9,610 (4)	$18.68	2/20/2025	6,000 (14)	93,300
	8,225	24,675 (5)	$9.39	2/19/2026
	—	14,153 (6)	$20.10	2/20/2027
James W. Harris	172,000	—	$7.68	8/1/2020	2,782 (7)	43,260	52,100	810,155
	21,053	—	$7.68	11/29/2020	8,030 (8)	124,867
	9,509	—	$15.35	12/7/2021	23,963 (9)	372,625
	58,460	—	$20.00	4/12/2022	16,584 (10)	257,881
	31,710	—	$26.05	2/21/2023
	26,570	8,857 (3)	$26.96	2/21/2024
	22,760	22,760 (4)	$18.68	2/20/2025
	19,480	58,440 (5)	$9.39	2/19/2026
	—	37,244 (6)	$20.10	2/20/2027
James L. McCulloch	116,500	—	$7.68	10/25/2020	2,010 (7)	31,256	37,737	586,803
	48,470	—	$20.00	4/12/2022	5,800 (8)	90,190
	25,770	—	$26.05	2/21/2013	17,303 (9)	269,062
	19,190	6,397 (3)	$26.96	2/21/2024	12,438 (10)	193,411
	16,440	16,440 (4)	$18.68	2/20/2025
	14,070	42,210 (5)	$9.39	2/19/2026
	—	27,933 (6)	$20.10	20/20/2027
Michael D. Danford	74,000	—	$7.68	8/1/2020	1,175 (7)	18,271	22,238	345,801
	27,380	—	$20.00	4/12/2022	3,390 (8)	52,715
	14,270	—	$26.05	2/21/2023	10,118 (9)	157,335
	11,219	3,740 (3)	$26.96	2/21/2024	7,960 (10)	123,778
	9,610	9,610 (4)	$18.68	2/20/2025
	8,225	24,675 (5)	$9.39	2/19/2026
	—	17,877 (6)	$20.10	2/20/2027

(1)	Amounts in this column were calculated by assuming a market value of our common stock of $15.55 per share, the closing price of our common stock on December 31, 2017.
(2)	The number of unearned performance share awards and market value of unearned performance share awards disclosed in these columns assume that each unearned performance share award grant is paid out at the threshold level of performance in our common stock using the closing share price on December 31, 2017, except where the performance during the completed fiscal years over which performance for each grant is measured has exceeded the threshold, in which case the amounts are based on the next higher performance measure (target or maximum). Performance unit award grants are based upon a three-year cycle with vesting at the end of the cycle. The performance awards may only be settled in common stock.
(3)	Options vested on February 21, 2018.
(4)	Options vest annually in equal installments over a two-year period on each of February 20, 2018 and 2019.
(5)	Options vest annually in equal installments over a three-year period on each of February 19, 2018, 2019 and 2020.

(6)	Options vest annually in equal installments over a four-year period on each of February 20, 2018, 2019, 2020 and 2021.
(7)	Restricted stock units vest on February 21, 2018.
(8)	Restricted stock units vest annually in equal installments over a two-year period on each of February 20, 2018 and 2019.
(9)	Restricted stock vesting annually in equal installments over a three-year period on each of February 19, 2018, 2019 and 2020.
(10)	Restricted stock units vest annually in equal installments over a four-year period on each of February 20, 2018, 2019, 2020 and 2021.
(11)	Restricted stock units vested on January 13, 2018.
(12)	Restricted stock vests over a three-year period on each of May 17, 2018, 2019 and 2020.
(13)	Restricted stock units vest over a four-year period on each of May 16, 2018, 2019, 2020 and 2021.
(14)	Restricted stock units vest over a four-year period on each of June 1, 2018, 2019, 2020 and 2021.

Options exercised and stock vested in the 2017 fiscal year

Values shown in the table below were calculated by multiplying the number of shares of restricted stock or restricted stock units that vested by the market value of our common stock on the date of vesting and stock options exercised by the difference between the market value of our common stock on the date of exercise and the exercise price of such stock options.

	Stock Awards		Option Awards
	Number of shares acquired on vesting	Value realized on vesting	Number of shares acquired on vesting	Value realized upon exercise
Prady Iyyanki	26,127	$534,139	—	—
C. Christopher Gaut	65,677	$1,336,644	—	—
Pablo G. Mercado	5,196	$105,809	—	—
James W. Harris	10,866	$221,084	20,000	323,857
James L. McCulloch	10,674	$216,911	—	—
Michael D. Danford	4,794	$97,635	—	—

CEO Pay Ratio

As mandated by the Dodd-Frank Act, Item 402(u) of Regulation S-K requires us to disclose the ratio of the compensation of our Chief Executive Officer to the total compensation of our median employee. We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value.

We had two individuals in the role of chief executive officer during 2017. We elected to use the compensation of Mr. Iyyanki, the active Chief Executive Officer as of December 31, 2017, for purposes of determining the pay ratio. Mr. Iyyanki became Chief Executive Officer in May 2017. In determining Mr. Iyyanki’s compensation, we adjusted the compensation reported on the Summary Compensation Table to reflect his compensation as if he were Chief Executive Officer for the full calendar year, by increasing his base salary and 2017 MIP bonus as if he were Chief Executive Officer effective January 1, 2017. The base salary and 2017 MIP bonus used was annualized at the full year Chief Executive Officer aggregate rate of $932,978. For purposes of calculating the pay ratio, this resulted in total annual compensation of $3,699,078 for Mr. Iyyanki as opposed to the amount shown on Summary Compensation Table of $3,615,438.

We identified our median employee by: (i) calculating the annual total compensation described below for each of our employees, (ii) ranking the annual total compensation of all employees, except for the Chief Executive Officer, from lowest to highest, and (iii) selecting the median employee from that ranked list. Mr. Iyyanki, our Chief Executive Officer, had 2017 annual total compensation of $3,699,078. Our median employee, excluding Mr. Iyyanki, had 2017 annual total compensation of $51,691. As a result, the ratio of Mr. Iyyanki’s 2017 annual total compensation to our median employee’s 2017 annual total compensation was approximately 72 to 1.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2017, the applicable SEC rules require us to identify the median employee by using either annual total compensation for all such employees or another consistently applied compensation measure. We chose December 31, 2017 as the date to identify our median employee. We included all employees of the Company and its consolidated subsidiaries as of December 31, 2017, whether employed on a full-time, part-time or seasonal basis and whether employed in the U.S. or a non-U.S. jurisdiction. We applied the exchange ratio published by Thomson Reuters on December 29, 2017 to convert compensation paid in foreign currencies to U.S. Dollars. We did not use statistical sampling or include any cost of living adjustments for purposes of this determination.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee in the same manner as for the “Total Compensation” shown for our Chief Executive Officer in the “Summary Compensation Table.” Pay elements that were included in the annual total compensation for each employee are:

•	Salary earned in fiscal year 2017; and

•	Non-equity incentive awards received in fiscal year 2017.

We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pension benefits

We maintain a 401(k) Plan for our employees, including our named executive officers, but our named executive officers do not participate in a defined benefit pension plan.

Non-qualified deferred compensation

In 2013, we adopted a non-qualified deferred compensation plan that permits eligible participants, including our named executive officers, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. In February 2015 and in light of the suspension of the Company’s 401(k) matching program, the Compensation Committee determined it was appropriate to suspend matching contributions on participant deferrals under the deferred compensation plan.

The plan provides that a participant may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid. The Compensation Committee recommends to the board of directors annually the interest rate to be paid on all deferred compensation amounts for the year. The interest rate on deferred compensation for 2017 was 7.5% per annum.

Each named executive officer is 100% vested in all prior matching contributions as a result of having satisfied the service requirements. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years, as the participant elects. The Compensation Committee is responsible for administering this plan.

Upon a “change of control” within the meaning of the 2016 Plan, all account balances will be fully vested.

The following table provides detail with respect to each defined contribution that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Aggregate Balance at Fiscal Year Beginning	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End
Prady Iyyanki	—	—	—	—	—	—
C. Christopher Gaut	1,726,832	271,249	—	145,604	—	2,143,685
James W. Harris	853,177	105,603	—	68,456	—	1,027,236
James L. McCulloch	—	—	—	—	—	—
Michael D. Danford	134,327	15,742	—	11,008	—	161,077
Pablo G. Mercado	68,328	—	—	1,274	54,032	15,571

(1)	The amounts disclosed in this column are included in the “Salary” column for each NEO in the Summary Compensation Table.
(2)	The amounts disclosed in this column represent earnings on invested funds in each NEO’s individual deferred compensation account.

Employment agreements and severance agreements

We entered into an employment agreement with Mr. Harris effective August 2, 2010. We entered into an employment agreement with Messrs. McCulloch and Iyyanki effective October 25, 2010 and January 13, 2014, respectively. In addition, on February 16, 2018, Messrs. Mercado and Danford entered into severance agreements with us. Neither Mr. Mercado nor Mr. Danford is a party to an employment agreement with us. Our employment agreements and severance agreements as a matter of policy do not provide for excise tax protections in the event of a change in control.

On February 16, 2018 we entered into an employment agreement with Mr. Gaut with effect from January 1, 2018, which superseded his prior employment agreement dated August 2, 2010. In addition to his service as non-executive Chairman of the Board, Mr. Gaut is employed as an advisor to the Chief Executive Officer.

The employment agreements for Messrs. Iyyanki, Harris and McCulloch contain substantially similar provisions with the exception of the determination of the amount of the severance benefit described below under “Quantification of payments.” Each employment agreement automatically extends for one-year periods on the anniversary of the effective date unless either party gives sixty days prior written notice of its intention to not renew the term of employment. The employment term can also be terminated at any time upon prior written notice by us or the executive. Each employment agreement provides that the annual base salary for the executive will not be reduced, subject to certain exceptions. Each executive will be eligible to participate in, and may be awarded an annual bonus under, our annual cash incentive bonus program if certain performance targets are met for the performance period, which is expected to be each calendar year.

Under each of the employment and severance agreements, if the executive’s employment is terminated for good reason, by notice of non-renewal by us, in the case of the employment agreements, or by our action for any reason other than the executive’s death or disability or for cause, subject to the executive’s execution and nonrevocation of a release within the period specified in the applicable agreement, the executive will be entitled to receive certain severance payments and benefits from us. Please see the “Potential payments upon termination and change in control” section below for a more detailed description of the terms and payments provided under each of the employment and severance agreements upon certain terminations of employment.

Potential payments upon termination and change in control

The employment agreements we maintain with our named executive officers will provide the executives with severance benefits upon certain terminations of employment, and the individual award agreements that govern our stock option and restricted stock awards under the applicable incentive plan contain accelerated vesting provisions that will apply upon a Change in Control (as defined below).

Messrs. Iyyanki’s, Harris’s and McCulloch’s employment agreements contain similar termination provisions. Under the employment agreements, if the executive’s employment is terminated prior to the expiration of the term by the executive for good reason (as defined below), by notice of non-renewal by us or by our action for any reason other than his death or disability (as defined below) or for cause (as defined below), subject to the executive’s execution and nonrevocation of a release within the period specified in the employment agreement, the executive will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to the applicable “severance multiple” times the sum of his annual base salary at the time of the termination plus a specified percentage of his annual base salary, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, as determined in good faith by our board of directors in accordance with the performance criteria established pursuant to the employment agreement, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under our group health plans for up to eighteen months.

The employment agreements provide that the “severance multiple” in clause (1) above is two for each of our named executive officers unless the executive’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is three. The employment agreements for our named executive officers provide that any payments or benefits to which the executive may be entitled (whether under the employment agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the executive. If a named executive officer’s employment is terminated for any reason other than those described above, the employment agreements state that the executive will continue to receive his compensation and benefits to be provided by us until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the employment agreements, subject to certain exceptions, the executives may not compete in the market in which we and our respective affiliates engage during his employment and for two years following the termination of his employment.

The employment agreements define the term “Good Reason” as any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) in the case of Messrs. Harris, Iyyanki and McCulloch a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles. “Disability” is generally defined as an executive’s inability to perform the executive’s duties or fulfill his obligations under the employment agreement by reason of any physical or mental impairment for a continuous period of not less than three months. The employment agreements state that a termination for “Cause” will occur when an executive has (a) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (b) materially breached any material provision of his employment agreement or any written corporate policy, (c) willfully engaged in conduct that is materially injurious to us or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

Under Messrs. Mercado’s and Danford’s severance agreements, if the individual incurs a qualifying termination event (as defined in the severance agreement), he will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months.

Mr. Gaut’s employment agreement does not provide severance benefits beyond those offered to our employees.

In terms of the severance benefits payable to our named executive officers under the circumstances described above that are based on the “severance multiple,” the following table sets out the formula for determining the amount of such benefits for the named executive officers under the agreements, as described above.

Executive	Base salary as of December 31, 2017 (“B”)	2017 annual bonus target (“T”) as a percent of base	Severance amount for termination not within 2 years after a change in control	Severance amount for termination within 2 years after a change in control
Prady Iyyanki	$650,000	100	2 times (B+T)	3 times (B+T)
C. Christopher Gaut	N/A	N/A	N/A	N/A
Pablo G. Mercado	$300,000	60	2 times (B+T)	3 times (B+T)
James W. Harris	$399,877	80	2 times (B+T)	3 times (B+T)
James L. McCulloch	$346,653	80	2 times (B+T)	3 times (B+T)
Michael D. Danford	$300,000	60	2 times (B+T)	3 times (B+T)

“Change in Control” is generally defined in the employment agreements to occur upon (1) the acquisition by an individual, entity or group (within the meaning of the Exchange Act) of the beneficial ownership of fifty percent or more of either (a) our then outstanding shares of common stock, or (b) the combined voting power of our then outstanding voting securities entitled to vote in our election of directors; (2) the date the individuals who, immediately following the time when our stock became publicly traded, constitute our board of directors (and certain approved individuals who become directors after such time) cease to constitute a majority of the board of directors; or (3) the consummation of a corporate transaction (merger, reorganization, consolidation or a sale of all or substantially all of our assets) unless, following that transaction, all or substantially all of the individuals and entities that were the beneficial owners of our outstanding common stock and outstanding voting securities prior to the transaction still beneficially own more than fifty percent of those shares of common stock or voting power of the resulting entity following the transaction and at least a majority of the members of the board of directors of the ultimate parent entity resulting from the transaction were members of our board of directors at the time of the execution of the agreement that led to the transaction.

The restricted stock, restricted stock unit and stock option award agreements under our 2010 Plan have accelerated vesting provisions in the event of a Change in Control (the 2010 Plan and award agreements contain substantially the same definition of a Change in Control as provided within the named executive officer’s employment agreement). If a Change in Control occurs during the period of time that the award is still outstanding, any unvested portion of the award will immediately vest so long as the executive has been continuously employed with us from the date of grant until the Change in Control event. With respect to the performance share awards, in the event of a Change in Control (as defined in the 2010 Plan) all performance share awards will vest and be earned at the target level for each applicable performance period. Our 2016 Plan also includes accelerated vesting provisions in the event of a Change in Control followed by a termination of employment under certain circumstances. All incentive awards issued after February 2016 include these double trigger change in control vesting provisions. With respect to the performance share awards, in the event of a Change in Control (as defined in the 2016 Plan) all performance share awards will vest and be earned at the target level for each applicable performance period.

Quantification of payments

The table below discloses the amount of compensation and/or benefits due to our named executive officers in the event of their termination of employment and/or in the event we undergo a Change in Control. The amounts disclosed assume such termination and/or the occurrence of such Change in Control was effective December 31, 2017, and uses the closing price of our common stock on that date of $15.55. The column titled “Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control” utilizes the one times (B+T) formula above, except for Messrs. Danford and Mercado who would have received one times base salary, while the column titled “Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control” utilizes the three times (B+T) formula, except for Messrs. Danford and Mercado who would have received two times base salary. COBRA premiums reflected below are based upon the monthly premiums in effect for each of the named executive officers with respect to medical, dental and vision expenses effective as of January 1, 2018 for a period of eighteen months. The amounts below constitute estimates of the amounts that would be paid out to our named executive officers upon their respective terminations and/or upon a Change in Control under such arrangements, but final amounts can only be determined with certainty upon the actual event. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a Change in Control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination due to death or disability ($)	Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control ($)	Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control ($)	Change in control without termination ($)
Prady Iyyanki
Salary	N/A	1,300,000	1,950,000	—
Bonus Amounts	N/A	1,300,000	1,950,000	—
COBRA Premiums	N/A	22,447	22,447	—
Accelerated Equity Vesting (1)	1,707,352	N/A	4,158,490	4,158,490
Total	1,707,352	2,622,447	8,080,937(3)	4,158,490
C. Christopher Gaut (2)
Salary	N/A	1,350,000	2,025,000	—
Bonus Amounts	N/A	1,687,500	2,531,250	—
COBRA Premiums	N/A	15,207	15,207	—
Accelerated Equity Vesting (1)	2,697,001	N/A	6,479,176	6,479,176
Total	2,697,001	3,052,707	11,050,633(3)	6,479,176
Pablo G. Mercado (4)
Salary	N/A	300,000	600,000	—
Bonus Amounts	N/A	180,000	360,000	—
COBRA Premiums	N/A	—	—	—
Accelerated Equity Vesting (1)	336,772	N/A	834,234	834,234
Total	336,772	480,000	1,794,234(3)	834,234
James W. Harris
Salary	N/A	799,754	1,199,631	—
Bonus Amounts	N/A	639,803	959,705	—
COBRA Premiums	N/A	22,447	22,447	—
Accelerated Equity Vesting (1)	741,600	N/A	1,830,963	1,830,963
Total	741,600	1,462,004	4,012,746(3)	1,830,963
James L. McCulloch
Salary	N/A	693,306	1,039,959	—
Bonus Amounts	N/A	554,645	831,657	—
COBRA Premiums	N/A	14,979	14,979	—
Accelerated Equity Vesting (1)	538,686	N/A	1,336,628	1,336,628
Total	538,686	1,262,930	3,223,223(3)	1,336,628
Michael D. Danford (4)
Salary	N/A	300,000	600,000	—
Bonus Amounts	N/A	180,000	360,000	—
COBRA Premiums	N/A	—	—	—
Accelerated Equity Vesting (1)	319,574	N/A	799,754	799,754
Total	319,574	480,000	1,759,754(3)	799,754
Total	6,340,985	9,360,088	29,921,527	15,439,245

(1)	Calculated based on (i) the difference between the closing price of our common stock on December 29, 2017 ($15.55) and the exercise price of unvested stock options as of such date, in the case of stock options, and (ii) the closing price of our common stock on December 29, 2017 ($15.55), in the case of restricted stock, restricted stock units or performance shares.
(2)	On February 16, 2018 we entered into an employment agreement with Mr. Gaut, with effect from January 1, 2018, which does not provide severance benefits beyond those offered to our employees.
(3)	Each of our NEO’s compensation may be reduced such that no portion of such amounts and benefits received are subject to an excise tax under Section 4999 of the Code.
(4)	On February 16, 2018, we entered into a severance agreement with each of Messrs. Mercado and Danford, which provides that if the individual incurs a qualifying termination event (as defined in the severance agreement), he will be entitled to receive a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years,

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	4,606,711	$12.1	3,983,492	(2)
Equity compensation plans not approved by security holders	0	0	0
Total	4,606,711	$12.10	3,983,492

(1)	Consists of the 2016 Plan and the Employee Stock Purchase Plan.
(2)	Shares remaining available for issuance under the 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. From January 1, 2018 through March 19, 2018, we have issued an additional 1,527,538 awards under the 2016 Plan in the form of restricted stock units, restricted stock, stock options and performance shares assuming achievement of targets set by the board of directors. In 2017, we issued 144,598 shares of common stock under our Employee Stock Purchase Plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2018. This appointment is being presented to the stockholders for ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, it is not anticipated that PricewaterhouseCoopers LLP will be replaced in 2018. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2019.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2017 and 2016, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2017	2016
	(In thousands)
Audit Fees (1)	$3,745	$2,972
Audit-Related Fees (2)	—	—
Tax Fees (3)	51	33
All Other Fees (4)	3	2
Total	$3,799	$3,007

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)	Audit-Related Fees consisted of fees for audit-related services, which primarily related to the acquisition of certain of our subsidiaries and our equity investment in a joint venture.
(3)	Tax Fees consisted of fees for tax services.
(4)	All Other Fees consisted of accounting research tool subscription fees.

The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by our independent public accounting firm in 2017 and 2016 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), John A. Carrig and John Schmitz. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) the qualifications, independence and performance of our independent auditors and (3) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from us and received from PricewaterhouseCoopers LLP the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of PricewaterhouseCoopers LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of PricewaterhouseCoopers LLP. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and PricewaterhouseCoopers LLP. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,
Evelyn M. Angelle, Chairperson
John A. Carrig
John Schmitz

ADDITIONAL INFORMATION

Stockholder Proposals for the 2019 Annual Meeting

To be included in the proxy materials for the 2019 Annual Meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 3, 2018. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. Accordingly, for the 2019 Annual Meeting of stockholders, notice will have to be delivered or received by us no earlier than January 15, 2019 or later than February 14, 2019. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to John C. Ivascu, Secretary, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, are available without charge to stockholders upon request to Mark S. Traylor, Vice President, Investor Relations and Finance, at the principal executive offices of Forum Energy Technologies, Inc., located at 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to the corporate secretary at our principal executive offices, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024, telephone number (281) 949-2500. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.